Exhibit 99.1

VERITAS SOFTWARE CORPORATION

FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2004

      The consolidated financial statements of VERITAS Software Corporation (referred to in this exhibit as the “Company”) for the fiscal year ended December 31, 2004 are provided in this exhibit. The consolidated financial statements included in this exhibit are as follows:

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

VERITAS Software Corporation:

      We have audited the accompanying consolidated balance sheets of VERITAS Software Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2004. In connection with our audits of the consolidated financial statements, we also have audited the accompanying financial statement schedule II. These consolidated financial statements and related schedule are the responsibility of the management of VERITAS Software Corporation. Our responsibility is to express an opinion on these consolidated financial statements and related schedule based on our audits.

      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of VERITAS Software Corporation and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

      As discussed in Note 10 to the consolidated financial statements, effective July 1, 2003, VERITAS Software Corporation and subsidiaries adopted the provisions of Financial Accounting Standards Board Interpretation (FIN) No. 46, Consolidation of Variable Interest Entities an Interpretation of ARB No. 51.

      We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the internal control over financial reporting of VERITAS Software Corporation as of December 31, 2004, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated April 6, 2005 expressed an unqualified opinion on management’s assessment of, and an adverse opinion on the effective operation of, internal control over financial reporting.

/s/ KPMG LLP

Mountain View, California

April 6, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

VERITAS Software Corporation:

      We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control over Financial Reporting appearing as Exhibit 99.2, “ VERITAS Software Corporation Management’s Report on Internal Control over Financial Reporting as of December 31, 2004,” that VERITAS Software Corporation and subsidiaries did not maintain effective internal control over financial reporting as of December 31, 2004, because of the effect of the material weakness identified in management’s assessment, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Management of VERITAS Software Corporation is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

      A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

      Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

      A material weakness is a control deficiency, or a combination of control deficiencies, that results in more than a remote likelihood that a material misstatement will not be prevented or detected. The following deficiencies resulted in errors in accounting for software revenue recognition and have been identified and included in management’s assessment because, in the aggregate, they constitute a material weakness in internal control over financial reporting as of December 31, 2004:

•	Manual Order Entry Processes

As of December 31, 2004, the Company did not maintain adequate review procedures requiring validation by qualified personnel of information included in manual customer orders for software products and services to ensure that this information was accurately entered into the order processing system and to ensure revenue recognition in accordance with generally accepted accounting principles.

•	Software Revenue Recognition Review

As of December 31, 2004, the Company did not maintain adequate review procedures to ensure that multiple-element software arrangements and other related software revenue recognition requirements were accounted for in accordance with generally accepted accounting principles.

      We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of VERITAS Software Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2004. The aforementioned material weakness was considered in determining the nature, timing and extent of audit tests applied in our audit of the 2004 consolidated financial statements, and this report does not affect our report dated April 6, 2005, which expressed an unqualified opinion on those consolidated financial statements and the related financial statement schedule.

      In our opinion, management’s assessment that VERITAS Software Corporation did not maintain effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on criteria established in Internal Control — Integrated Framework issued by COSO. Also, in our opinion, because of the effect of the material weakness described above on the achievement of the objectives of the control criteria, VERITAS Software Corporation has not maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on the criteria established in Internal Control — Integrated Framework issued by COSO.

/s/ KPMG LLP

Mountain View, California

April 6, 2005

VERITAS SOFTWARE CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

	December 31,

	2004	2003

ASSETS
Current assets:
Cash and cash equivalents	$700,108	$823,171
Short-term investments	1,853,092	1,679,844
Accounts receivable, net of allowance for doubtful accounts of $4,698 and $7,807, respectively	393,897	250,098
Other current assets	103,917	60,254
Deferred income taxes	44,311	36,288

Total current assets	3,095,325	2,849,655
Property and equipment, net	585,243	572,977
Other intangibles, net	153,373	81,344
Goodwill, net	1,953,432	1,755,591
Other non-current assets	24,375	25,385
Deferred income taxes	76,811	63,514

	$5,888,559	$5,348,466

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$38,440	$38,289
Accrued compensation and benefits	152,443	124,655
Accrued acquisition and restructuring costs	18,203	25,051
Other accrued liabilities	102,118	77,718
Current portion of long-term debt	380,630	—
Income taxes payable	126,873	141,623
Deferred revenue	547,853	398,772

Total current liabilities	1,366,560	806,108
Convertible subordinated notes	520,000	520,000
Long-term debt	—	380,630
Accrued acquisition and restructuring costs	47,877	69,019
Other long-term liabilities	30,431	29,115

Total liabilities	1,964,868	1,804,872
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.001 par value:
10,000 shares authorized; none issued and outstanding	—	—
Common stock, $.001 par value:
2,000,000 shares authorized; 575,399 and 567,086 shares issued at December 31, 2004 and 2003; 424,381 and 429,092 shares outstanding at December 31, 2004 and 2003	424	429
Additional paid-in capital	4,875,420	4,923,524
Accumulated deficit	(966,665)	(1,378,076)
Deferred stock-based compensation	(29,346)	(8,455)
Accumulated other comprehensive income	43,858	6,172

	3,923,691	3,543,594

	$5,888,559	$5,348,466

See accompanying notes to consolidated financial statements of VERITAS.

VERITAS SOFTWARE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,

	2004	2003	2002

	(In thousands, except per share amounts)
Net revenue:
User license fees	$1,191,069	$1,092,731	$986,793
Services	850,805	654,356	519,205

Total net revenue	2,041,874	1,747,087	1,505,998
Cost of revenue:
User license fees	30,553	48,747	36,220
Services(1)	276,868	229,541	202,465
Amortization of developed technology	19,583	35,267	66,917

Total cost of revenue	327,004	313,555	305,602

Gross profit	1,714,870	1,433,532	1,200,396
Operating expenses:
Selling and marketing(1)	610,962	533,974	478,536
Research and development(1)	346,644	301,880	274,932
General and administrative(1)	194,454	156,044	143,065
Amortization of other intangibles	9,201	35,249	72,064
In-process research and development	11,900	19,400	—
Loss on disposal of assets	—	—	3,122
Restructuring costs (reversals), net	(9,648)	—	99,308

Total operating expenses	1,163,513	1,046,547	1,071,027

Income from operations	551,357	386,985	129,369
Interest and other income, net	52,846	43,613	41,735
Interest expense	(24,399)	(30,401)	(30,267)
Loss on extinguishment of debt	—	(4,714)	—
Gain (loss) on strategic investments	9,505	(3,518)	(11,799)

Income before income taxes and cumulative effect of change in accounting principle	589,309	391,965	129,038
Provision for income taxes	177,898	38,243	70,772

Income before cumulative effect of change in accounting principle	411,411	353,722	58,266
Cumulative effect of change in accounting principle, net of tax	—	(6,249)	—

Net income	$411,411	$347,473	$58,266

Income per share before cumulative effect of change in accounting principle:
Basic	$0.96	$0.84	$0.14

Diluted	$0.94	$0.81	$0.14

Cumulative effect of change in accounting principle:
Basic	$—	$(0.01)	$—

Diluted	$—	$(0.01)	$—

Net income per share:
Basic	$0.96	$0.83	$0.14

Diluted	$0.94	$0.80	$0.14

Number of shares used in computing per share amounts — basic	429,873	420,754	409,523

Number of shares used in computing per share amounts — diluted	438,966	434,446	418,959

(1) Amortization of stock-based compensation consists of:
Services	$610	$125	$—
Selling and marketing	5,942	479	—
Research and development	3,960	1,994	435
General and administrative	851	82	—

Total amortization of stock-based compensation	$11,363	$2,680	$435

See accompanying notes to consolidated financial statements of VERITAS.

VERITAS SOFTWARE CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND

COMPREHENSIVE INCOME

						Accumulated
						Other
	Common Stock		Additional		Deferred	Comprehensive	Total
			Paid-In	Accumulated	Stock-Based	Income	Stockholders’
	Shares	Amount	Capital	Deficit	Compensation	(Loss)	Equity

	(In thousands)
Balance at December 31, 2001	404,503	$405	$4,526,868	$(1,783,815)	$(869)	$(1,547)	$2,741,042
Components of comprehensive income:
Net income	—	—	—	58,266	—	—	58,266
Other comprehensive income:
Foreign currency translation adjustment	—	—	—	—	—	11,489	11,489
Derivative financial instrument adjustments	—	—	—	—	—	(11,048)	(11,048)
Unrealized gain (loss) on marketable securities	—	—	—	—	—	(2,868)	(2,868)

Total comprehensive income							55,839
Exercise of stock options	6,086	7	55,403	—	—	—	55,410
Issuance of common stock under employee stock purchase plan	1,452	1	30,171	—	—	—	30,172
Tax benefits from stock plans	—	—	19,593	—	—	—	19,593
Amortization of stock-based compensation	—	—	—	—	435	—	435
Conversion of convertible subordinated notes	52	—	500	—	—	—	500

Balance at December 31, 2002	412,093	413	4,632,535	(1,725,549)	(434)	(3,974)	2,902,991
Components of comprehensive income:
Net income	—	—	—	347,473	—	—	347,473
Other comprehensive income:
Foreign currency translation adjustment	—	—	—	—	—	9,705	9,705
Derivative financial instrument adjustments	—	—	—	—	—	3,266	3,266
Unrealized gain (loss) on marketable securities	—	—	—	—	—	(2,825)	(2,825)

Total comprehensive income							357,619
Exercise of stock options	10,347	11	148,013	—	—	—	148,024
Issuance of common stock under employee stock purchase plan	2,057	2	30,917	—	—	—	30,919
Tax benefits from stock plans	—	—	38,265	—	—	—	38,265
Issuance of stock options in business acquisitions	—	—	100,815	—	(11,911)	—	88,904
Issuance of common stock in business acquisitions	7,342	7	210,572	—	—	—	210,579
Amortization of stock-based compensation	—	—	—	—	2,680	—	2,680
Cancellation of unvested stock options	—	—	(1,210)	—	1,210	—	—
Repurchase of common stock	(9,934)	(11)	(316,228)	—	—	—	(316,239)
Conversion of convertible subordinated notes	7,187	7	79,845	—	—	—	79,852

Balance at December 31, 2003	429,092	429	4,923,524	(1,378,076)	(8,455)	6,172	3,543,594
Components of comprehensive income:
Net income	—	—	—	411,411	—	—	411,411
Other comprehensive income:
Foreign currency translation adjustment	—	—	—	—	—	44,487	44,487
Derivative financial instrument adjustments	—	—	—	—	—	6,052	6,052
Unrealized gain (loss) on marketable securities	—	—	—	—	—	(12,853)	(12,853)

Total comprehensive income							449,097
Exercise of stock options	5,758	6	83,461	—	—	—	83,467
Issuance of common stock under employee stock purchase plan	2,521	2	38,869	—	—	—	38,871
Stock-based compensation for modification of stock options	—	—	4,279	—	—	—	4,279
Tax benefits from stock plans	—	—	45,507	—	—	—	45,507
Issuance of stock options in business acquisitions	—	—	19,563	—	(17,182)	—	2,381
Other equity transactions	—	—	(252)	—	—	—	(252)
Issuance of restricted stock units, net of tax withholdings	34	—	12,222	—	(12,568)	—	(346)
Amortization of stock-based compensation	—	—	—	—	7,084	—	7,084
Cancellation of unvested stock options	—	—	(1,775)	—	1,775	—	—
Repurchase of common stock	(13,024)	(13)	(249,978)	—	—	—	(249,991)

Balance at December 31, 2004	424,381	$424	$4,875,420	$(966,665)	$(29,346)	$43,858	$3,923,691

See accompanying notes to consolidated financial statements of VERITAS.

VERITAS SOFTWARE CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,

	2004	2003	2002

	(In thousands)
Cash flows from operating activities:
Net income	$411,411	$347,473	$58,266
Adjustments to reconcile net income to net cash provided by operating activities:
Cumulative effect of change in accounting principle, net of tax	—	6,249	—
Depreciation and amortization	119,062	128,258	122,051
Amortization of developed technology	19,583	35,267	66,917
Amortization of other intangibles	9,201	35,249	72,064
In-process research and development	11,900	19,400	—
Provision for (recovery of) allowance for doubtful accounts	(1,985)	(1,348)	6,232
Stock-based compensation	11,363	2,680	435
Tax benefits from stock plans	45,507	38,265	19,593
Loss on extinguishment of debt	—	4,714	—
(Gain) loss on strategic investments	(9,505)	3,518	11,799
Loss on sale and disposal of assets	—	—	7,930
Deferred and other income taxes	1,860	(58,945)	(19,926)
Changes in operating assets and liabilities, net of effects of business acquisitions:
Accounts receivable	(124,300)	(62,344)	4,784
Other assets	(39,519)	37,166	(5,320)
Accounts payable	(991)	(3,154)	3,132
Accrued compensation and benefits	23,325	16,496	8,002
Accrued acquisition and restructuring costs	(36,892)	(31,662)	98,012
Other accrued liabilities	19,245	(31,380)	40,294
Income and other taxes payable	(3,831)	17,179	59,834
Deferred revenue	128,724	124,916	35,328

Net cash provided by operating activities	584,158	627,997	589,427
Cash flows from investing activities:
Purchases of investments	(3,846,285)	(1,789,371)	(1,770,353)
Sales and maturities of investments	3,671,861	1,701,733	1,448,642
Purchases of property and equipment	(117,739)	(81,184)	(108,200)
Purchases of businesses and technologies, net of cash acquired	(324,890)	(400,234)	(12,973)

Net cash used for investing activities	(617,053)	(569,056)	(442,884)
Cash flows from financing activities:
Net proceeds from issuance of convertible subordinated notes	(170)	508,200	—
Redemption of convertible subordinated notes	—	(391,671)	—
Repurchase of common stock, net	(249,991)	(316,239)	—
Proceeds from issuance of common stock	122,338	178,943	85,582

Net cash (used for) provided by financing activities	(127,823)	(20,767)	85,582
Effect of exchange rate changes	37,655	20,935	442

Net increase (decrease) in cash and cash equivalents	(123,063)	59,109	232,567
Cash and cash equivalents at beginning of year	823,171	764,062	531,495

Cash and cash equivalents at end of year	$700,108	$823,171	$764,062

Supplemental disclosures:
Cash paid for interest	$17,733	$14,709	$11,984

Cash paid for income taxes	$132,073	$27,906	$15,112

Supplemental schedule of non-cash transactions:
Issuance of common stock and stock options for business acquisitions	$19,563	$311,394	$—

Issuance of common stock for conversion of notes	$—	$79,852	$500

Note payable assumed on purchase of technology	$—	$—	$5,000

Increase in property and equipment upon adoption of FIN 46	$—	$366,849	$—

Increase in long-term debt upon adoption of FIN 46	$—	$380,630	$—

See accompanying notes to consolidated financial statements of VERITAS.

VERITAS SOFTWARE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Organization and Summary of Significant Accounting Policies

      VERITAS Software Corporation (the “Company”), a Delaware corporation, is a leading independent supplier of storage and infrastructure software products and services. The Company’s software products operate across a variety of computing environments, from personal computers (“PCs”) and workgroup servers to enterprise servers and networking platforms in corporate data centers to protect, archive and recover business-critical data, provide high levels of application availability, enhance and tune system and application performance to define and meet service levels and enable recovery from disasters. The Company’s solutions enable businesses to reduce costs by efficiently and effectively managing their information technology (“IT”) infrastructure as they seek to maximize value from their IT investments. The Company offers software products focused on three areas: Data Protection, Storage Management and Utility Computing Infrastructure. The Company also provides a full range of services to assist customers in assessing, architecting, implementing, supporting and maintaining their storage and infrastructure software solutions. The Company sells and markets its products and related services both directly to end-users and through a variety of indirect sales channels, which include value-added resellers, distributors, systems integrators and original equipment manufacturers. The Company’s customers include many leading global corporations and small and medium-sized enterprises around the world operating in a wide variety of industries.

Basis of Presentation

      The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Reclassifications

      Certain amounts reported in the previous years have been reclassified to conform to the 2004 presentation.

Cash and Cash Equivalents

      Cash and cash equivalents include cash and highly liquid investments with insignificant interest rate risk and with original maturities of three months or less. The Company invests its excess cash in diversified instruments maintained primarily in U.S. financial institutions in an effort to preserve principal and to maintain safety and liquidity.

Short-Term Investments

      The Company classifies all of its short-term investments in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115, Accounting for Certain Investments in Debt and Equity Securities. The Company’s short-term investments do not include strategic investments.

      As of December 31, 2004 and 2003, the Company classified its short-term investments as available-for-sale, and all short-term investments consisted of securities with original maturities in excess of 90 days. Available-for-sale securities are carried at fair value, with unrealized holding gains and losses reported in accumulated other comprehensive income, which is a separate component of stockholders’ equity, net of

VERITAS SOFTWARE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

tax, on the Company’s consolidated balance sheets. The amortization of premiums and discounts on the investments and realized gains and losses, determined by specific identification based on the trade date of the transaction, are included in interest and other income, net, in the Company’s consolidated statements of operations.

Fair Value of Financial Instruments

      The following methods are used to estimate the fair value of the Company’s financial instruments:

a) the carrying value of cash and cash equivalents, accounts receivables, accounts payable and accrued liabilities approximates their fair value due to the short-term nature of these instruments;

b) available-for-sale securities and forward exchange contracts are recorded based on quoted market prices;

c) convertible subordinated notes are recorded at their accreted values, which approximate the cash outlay that is due upon the note settlements which approximates the fair value of $510 million; and

d) long-term debt is recorded at the termination values of the debt agreements which approximates fair value.

Income Taxes

      The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. SFAS No. 109 prescribes the use of the asset and liability method. Deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and the tax basis of assets and liabilities and net operating loss and tax credit carryforwards and are measured using the enacted statutory tax rates expected to apply when realized or settled. The Company records a valuation allowance to reduce its deferred tax assets when uncertainty regarding their realizability exists.

Property and Equipment

      Property and equipment are recorded at cost. Depreciation and amortization are calculated using the straight-line method over the estimated useful lives or, in the case of leasehold improvements, the remaining lease term, if shorter. The estimated useful life of furniture and equipment and computer equipment is generally two to five years and the estimated useful life of the Company’s buildings is thirty-five years.

Goodwill and Other Intangibles

      Goodwill represents the excess of the purchase price of net tangible and identifiable intangible assets acquired in business combinations over their estimated fair value. Other intangibles include developed technology, customer base, license agreements, trademarks and other intangibles acquired and convertible subordinated note issuance costs. On January 1, 2002, the Company adopted SFAS No. 142, Goodwill and Other Intangible Assets, which requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. As a result, the Company no longer amortizes goodwill, but will test it for impairment annually or whenever events or changes in circumstances suggest that the carrying amount may not be recoverable. Identifiable intangibles that are subject to amortization are amortized over a one to five year period using the straight-line method. Convertible subordinated note issuance costs are amortized over the applicable term of the obligation.

VERITAS SOFTWARE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Strategic Investments

      The Company holds investments in capital stock in privately-held companies. These strategic investments do not represent a greater than 20% voting interest in any investee and the Company does not have the ability to significantly influence any investee’s operating and financial policies. The investments are accounted for on a cost basis and are included in other non-current assets.

      Impairment losses are recognized on these strategic investments when the Company determines that there has been a decline in the fair value of the investment that is other-than-temporary.

Derivative Financial Instruments

      On January 1, 2001, the Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and hedging activities and requires the Company to recognize these as either assets or liabilities on the balance sheet and measure them at fair value. If certain conditions are met, a derivative may be specifically designated and accounted for as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. Derivatives or portions of derivatives that are not designated as hedging instruments are adjusted to fair value through earnings in the period of change in their fair value.

      The Company transacts business in various foreign currencies and has established a foreign currency hedging program, utilizing foreign currency forward exchange contracts (“forward contracts”) to hedge certain foreign currency transaction exposures. The objective of these contracts is to neutralize the impact of currency exchange rate movements on the Company’s operating results by offsetting gains and losses on the forward contracts with increases or decreases in foreign currency transactions. The Company does not designate its foreign exchange forward contracts as hedges and accordingly, adjusts these instruments to fair value through earnings. The Company does not use forward contracts for speculative or trading purposes.

Revenue Recognition

      In October 1997, the Accounting Standards Executive Committee issued Statement of Position (“SOP”) No. 97-2, Software Revenue Recognition, which has been amended by SOP No. 98-4, Deferral of the Effective Date of a Provision of SOP 97-2, and SOP No. 98-9, Modification of SOP No. 97-2, Software Revenue Recognition, with Respect to Certain Transactions. These statements set forth generally accepted accounting principles for recognizing revenue on software transactions. SOP No. 97-2, as amended by SOP No. 98-4, was effective for revenue recognized under software license and services arrangements beginning January 1, 1998. SOP No. 98-9 amended SOP No. 97-2 and requires recognition of revenue using the “residual method” when certain criteria are met.

      The Company derives revenue primarily from two sources: software licenses and services. Revenue from software licenses is primarily related to the licensing of software products under perpetual license agreements. Services revenue includes contracts for software maintenance and technical support, consulting and education services. The Company applies its revenue recognition policy to determine which portions of its revenue are recognized currently and which portions must be deferred. Significant judgments and estimates are made and used by the Company to determine the amount of revenue recognized in any accounting period.

VERITAS SOFTWARE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company recognizes revenue when persuasive evidence of an arrangement exists, the product or service has been delivered, the fee is fixed or determinable, collection is probable and vendor-specific objective evidence (“VSOE”) of fair value exists to allocate the total fee among all delivered and undelivered elements in the arrangement.

Multiple Element Arrangements

      The Company typically enters into arrangements with customers that include perpetual software licenses, maintenance and technical support. Some arrangements may also include consulting and education services. Software licenses are sold as site licenses or on a per copy basis. Site licenses give customers the right to copy licensed software on either a limited or unlimited basis during a specified term. Per copy licenses give customers the right to use a single copy of licensed software.

      Assuming all other revenue recognition criteria are met, license revenue is recognized upon delivery using the residual method in accordance with SOP No. 98-9. Under the residual method, the Company allocates and defers revenue for the undelivered elements, based on VSOE of fair value, and recognizes the difference between the total arrangement fee and the amount deferred for the undelivered elements as revenue. The determination of fair value of each undelivered element in multiple element arrangements is based on the price charged when the same element is sold separately. If sufficient evidence of fair value cannot be determined for any undelivered item, all revenue from the arrangement is deferred until VSOE of fair value can be established or until all elements of the arrangement have been delivered. If the only undelivered element is maintenance and technical support for which the Company cannot establish VSOE, the Company will recognize the entire arrangement fees ratably over the maintenance and support term.

      Maintenance and technical support includes updates (unspecified product upgrades and enhancements) on a when-and-if-available basis, telephone support and bug fixes or patches. VSOE of fair value for maintenance and technical support is based upon stated renewal rates for site licenses and historical renewal rates for per copy licenses. Maintenance and technical support revenue is recognized ratably over the maintenance term.

      Consulting primarily consists of product installation services that do not involve customization of the software. Installation services provided by the Company are not mandatory and can also be performed by the customer or a third party. Our VSOE of fair value for consulting is based upon the price charged when sold separately. Consulting revenue is recognized as work is performed when reasonably dependable estimates can be made of the extent of progress toward completion, contract revenue and contract costs. Otherwise, consulting revenue is recognized when the services are complete.

      Education services primarily consist of courses taught by the Company’s instructors at its facilities or at the customer’s site. Various courses are offered specific to the license products. Education services fees are based on a per course basis or on an annual education pass, which allows for unlimited courses to be taken by one individual over a one-year term. Our VSOE of fair value for education services is based upon the price charged when sold separately. Revenue is recognized when the customer has completed the course. For annual education passes, the revenue is recognized ratably over the one-year term.

Revenue Recognition Criteria

      The Company defines revenue recognition criteria as follows:

•	Persuasive Evidence of an Arrangement Exists. It is the Company’s customary practice to have a written contract, signed by both the customer and the Company, or a purchase order prior to recognizing revenue on an arrangement.

VERITAS SOFTWARE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	Delivery has Occurred. The Company’s software may be physically delivered to its customers with standard transfer terms of FOB shipping point. Software may also be delivered electronically, through an FTP download or by installation at the customer site. The Company considers delivery complete when the software products have been shipped and the customer has access to license keys. If an arrangement includes an acceptance provision, the Company generally defers the revenue and recognizes it upon the earlier of receipt of written customer acceptance or expiration of the acceptance period.

•	The Vendor’s Fee is Fixed or Determinable. The Company’s customary payment terms are generally within 30 days after the invoice date. Arrangements with payment terms extending beyond 90 days are not considered to be fixed or determinable, in which case revenue is recognized as the fees become due and payable.

•	Collection is Probable. Probability of collection is assessed on a customer-by-customer basis. The Company typically sells to customers with whom the Company has a history of successful collections. New customers are subjected to a credit review process to evaluate the customers’ financial position and ability to pay. If it is determined at the outset of an arrangement that collection is not probable, revenue is recognized upon receipt of payment.

Indirect Channel Sales

      The Company generally recognizes revenue from licensing of software products through its indirect sales channel upon sell-through or with evidence of an end-user. For certain types of customers, such as distributors, the Company recognizes revenue upon receipt of a point of sales report, which is its evidence that the products have been sold through to an end-user. For resellers, the Company recognizes revenue when it obtains evidence that an end-user exists, which is usually when the software is delivered. For licensing of the Company’s software to original equipment manufacturers (“OEMs”), royalty revenue is recognized when the OEM reports the sale of the software products to an end-user customer, generally on a quarterly basis. In addition to license royalties, some OEMs pay an annual flat fee and/or support royalties for the right to sell maintenance and technical support to the end-user. The Company recognizes revenue from OEM support royalties and fees ratably over the term of the support agreement.

Transactions with Suppliers

      Some of the Company’s customers are also its suppliers. Occasionally, in the normal course of business, the Company purchases goods or services for its operations from these suppliers at or about the same time the Company licenses its software to them. The Company also has multi-year agreements under which it receives sub-licensing royalty payments from OEMs from whom it may also purchase goods or services. The Company identifies and reviews significant transactions to confirm that they are separately negotiated at terms the Company considers to be arm’s length. In cases where the transactions are not separately negotiated, the Company applies the provisions of Accounting Principles Board (“APB”) Opinion No. 29, Accounting for Nonmonetary Transactions, and Emerging Issues Task Force Issue (“EITF”) No. 01-02, Interpretations of APB Opinion 29. If the fair values are reasonably determinable, revenue is recorded at the fair values of the products delivered or products or services received, whichever is more readily determinable. If the Company cannot determine fair value of either of the goods or services involved within reasonable limits, it records the transaction on a net basis. License revenue associated with software licenses entered into with our suppliers at or about the same time that the Company purchases goods or services from them is not material to the Company’s consolidated financial statements.

VERITAS SOFTWARE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Product Returns and Exchanges

      The Company’s license arrangements do not typically provide customers a contractual right of return. Some of the Company’s sales programs allow customers limited product exchange rights. The Company estimates potential future product returns and exchanges and reduces current period product revenue in accordance with SFAS No. 48, Revenue Recognition When Right of Return Exists. The Company’s estimate is based on its analysis of historical returns and exchanges. Actual returns may vary from estimates if the Company experiences a change in actual sales, returns or exchange patterns due to unanticipated changes in products, competitive or economic conditions.

Cost of Revenue

      Cost of revenue includes costs related to user license and services revenue and amortization of acquired developed technology. Cost of user license revenue includes material, packaging, shipping and other production costs and third-party royalties. Cost of services includes salaries, benefits and overhead costs associated with employees providing maintenance and technical support, consulting and education services. Third-party consultant fees are also included in cost of services.

Software Development Costs

      The Company accounts for the development cost of software intended for sale in accordance with SFAS No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed. SFAS No. 86 requires product development costs to be charged to expense as incurred until technological feasibility has been established. Technological feasibility has been established upon completion of a working model, which is when the majority of system and beta testing has been performed. To date, software development costs incurred between completion of a working model and general release to customers have not been material and, in accordance with our policy, have not been capitalized. As such, all software development costs have been charged to research and development expense in the accompanying consolidated statements of operations.

Concentrations of Credit Risk

      Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of investments in debt securities, trade receivables and financial instruments used in hedging activities. The Company primarily invests its excess cash in commercial paper rated A-1/ P-1, corporate notes, government securities (taxable and non-taxable), asset-backed securities, auction market securities with approved financial institutions and other specific money market instruments of similar liquidity and credit quality. The Company is exposed to credit risks in the event of default by the financial institutions or issuers of investments to the extent recorded on the balance sheet. The Company generally does not require collateral. The Company maintains allowances for credit losses on trade receivables based on various factors, including changes in customers’ ability to pay due to bankruptcy, cash flow issues or other changes in the customer’s financial condition, significant payment delays and other economic conditions. Such losses have been within management’s expectations. The counterparties to the agreements relating to the Company’s financial instruments used in hedging activities consist of major, multinational, high credit quality, financial institutions. The amounts potentially subject to credit risk arising from the possible inability of counterparties to meet the terms of their contracts are generally limited to the amounts, if any, by which a counterparty’s obligations exceed the obligations of the Company with that counterparty. The Company does not expect to incur material losses with respect to financial instruments that potentially subject the Company to concentrations of credit risk.

VERITAS SOFTWARE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Net Income Per Share

      Basic income per share is computed using the weighted average number of common shares outstanding during the period. Diluted net income per share is computed using the weighted average number of common shares and dilutive potential common shares outstanding during the period. Dilutive potential common shares consist of employee stock options, restricted stock units and common shares issuable assuming conversion of the convertible subordinated notes using the treasury stock method, if dilutive.

Accounting for Stock-Based Compensation

      The Company accounts for employee stock-based compensation in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, and the disclosure requirements of SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure — an Amendment of FASB Statement No. 123. Since the exercise price of options granted under the Company’s stock option plans is equal to the market value on the date of grant, no compensation cost has been recognized for grants under such plans. In accordance with APB Opinion No. 25, the Company does not recognize compensation cost related to its employee stock purchase plan. The Company recognizes stock-based compensation expense in connection with stock options assumed in acquisitions and its grants of restricted stock units over the applicable service period which is generally equal to the vesting period. The following table illustrates the effect on net income and net income per share if the Company had accounted for its stock option and stock purchase plans under the fair value method of accounting under SFAS No. 123, Accounting for Stock-Based Compensation:

	Years Ended December 31,

	2004	2003	2002

	(In thousands, except per share amounts)
Net income (loss):
As reported	$411,411	$347,473	$58,266
Add:
Stock-based compensation expense included in net income, net of tax	7,841	1,769	287
Less:
Stock-based compensation expense determined under the fair value based method for all awards, net of tax	(250,758)	(306,194)	(294,818)

Pro forma	$168,494	$43,048	$(236,265)

Basic income (loss) per share:
As reported	$0.96	$0.83	$0.14

Pro forma	$0.39	$0.10	$(0.58)

Diluted income (loss) per share:
As reported	$0.94	$0.80	$0.14

Pro forma	$0.38	$0.10	$(0.58)

VERITAS SOFTWARE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      For the pro forma amounts determined under SFAS No. 123, as set forth above, the fair value of each stock option grant under the stock option plans is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants:

	Years Ended December 31,

	2004	2003	2002

Risk-free interest rate	2.88%	2.71%	3.82%
Dividend yield	0%	0%	0%
Weighted average expected life	4.0 years	4.5 years	5.0 years
Volatility of common stock	55%	84%	90%

      For purposes of the pro forma disclosures, the expected volatility assumptions the Company used prior to the fourth quarter of fiscal 2003 were based solely on the historical volatility of the Company’s common stock over the most recent period commensurate with the estimated expected life of the Company’s stock options. Beginning with the fourth quarter of fiscal 2003, the Company modified its approach and expected volatility by considering other relevant factors in accordance with SFAS No. 123. The Company considered implied volatility in market-traded options on the Company’s common stock as well as historical volatility. The Company will continue to monitor these and other relevant factors used to measure expected volatility for future option grants.

      Also, beginning with the third quarter of fiscal 2003, the Company decreased its estimate of the expected life of new options granted to its employees from 5 years to 4 years. The Company based its expected life assumption on historical experience as well as the terms and vesting periods of the options granted. The reduction in the estimated expected life was a result of an analysis of the Company’s historical experience.

      The fair value of the employees’ purchase rights under the employee stock purchase plan is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions for these rights:

	Years Ended December 31,

	2004	2003	2002

Risk-free interest rate	1.00-2.51%	1.06-1.87%	1.62-3.02%
Dividend yield	0%	0%	0%
Weighted average expected life	6 to 24 months	6 to 24 months	6 to 24 months
Volatility of common stock	70%	90%	90%

      In 2004, the Company granted 503,250 restricted stock units to certain employees resulting in deferred stock-based compensation of $12.6 million and recorded $2.2 million of associated stock-based compensation expense for the year ended December 31, 2004. The compensation expense related to the restricted stock units is charged to the statement of operations over the vesting period, which is 3 to 4 years. As a result of the Company’s restatement of its financial statements for 2002 and 2001 and the delay in filing its Form  10-K for the year ended December 31, 2003, the Company suspended option-holders’ ability to use the Company’s registration statements for its stock option plans (the “Plans”). As a result, option-holders were unable to exercise options under the Plans until such time as the Company filed its Form  10-K for the year ended December 31, 2003 and lifted the suspension on the use of the registration statements. Pursuant to the terms of the Plans, options held by certain former employees of the Company were scheduled to expire during the suspension period. On March 15, 2004, the Company extended the expiration date of such options for a period of 15 days from the date of filing the Form  10-K, which was considered a modification of such options. For the year ended December 31, 2004, $4.3 million was expensed in the statement of operations as a result of this modification.

VERITAS SOFTWARE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Translation of Foreign Currencies

      Assets and liabilities of foreign subsidiaries, whose functional currency is the local currency, are translated at year-end exchange rates. Income and expense items are translated at the average rates of exchange prevailing during the year. The adjustment resulting from translating the financial statements of such foreign subsidiaries is reflected in accumulated other comprehensive income (loss) within stockholders’ equity. Foreign currency transaction gains or losses are reported in results of operations.

Impairment of Goodwill

      The Company reviews its goodwill and intangible assets with indefinite useful lives for impairment at least annually in accordance with the provisions of SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 requires that the Company perform the goodwill impairment test annually or when a change in facts and circumstances indicate that the fair value of the reporting unit may be below its carrying amount. The Company completed this test in the fourth quarter of 2004, 2003 and 2002 and no impairment loss was recognized upon completion of the tests.

Impairment of Long-Lived Assets

      The Company reviews its long-lived assets, including property and equipment and intangible assets with estimable useful lives, for impairment whenever an event or change in facts and circumstances indicates that their carrying amount may not be recoverable. The Company assesses impairment of its long-lived assets in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The Company determines recoverability of the asset group by comparing the carrying amount of the asset group to the net future undiscounted cash flows that the asset group is expected to generate. The impairment recognized is the amount by which the carrying amount exceeds the fair market value of the asset group. No impairment was recognized in 2004 and 2003. During 2002, certain long-lived assets were impaired in connection with the Company’s restructuring plan as discussed in Note 8.

Advertising Costs

      Advertising costs are expensed as incurred. Advertising expense was approximately $36.2 million for the year ended December 31, 2004, $38.8 million for the year ended December 31, 2003 and $34.9 million for the year ended December 31, 2002.

Recent Accounting Pronouncements

      In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123R, Share-Based Payment, which revises SFAS No. 123, Accounting for Stock-Based Compensation and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions, including the issuance of stock options and other stock-based compensation to employees. Public companies are required to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award, which is usually the vesting period. The grant-date fair value of employee share options and similar instruments will be estimated using option-pricing models adjusted for the unique characteristics of those instruments. The Statement is effective for the Company’s interim reporting period beginning July 1, 2005 and applies to all awards granted after the effective date and to awards modified, repurchased or canceled after that date. The cumulative effect of initially applying this Statement is recognized as of the effective date. After the effective date, compensation cost will be recognized for the portion of outstanding awards for which the requisite service has not yet been rendered.

VERITAS SOFTWARE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For periods before the effective date, the Company can elect to apply a modified version of retrospective application under which financial statements for prior periods are adjusted on a basis consistent with the pro forma disclosures required for those periods by SFAS No. 123. See Accounting for Stock-Based Compensation above for the pro forma net income (loss) and per share amounts for the years ended December 31, 2004, 2003 and 2002 as if the Company had used a fair value-based method similar to the requirements of SFAS No. 123R to measure stock-based compensation expense. The Company is currently quantifying the impact this Statement will have on its financial position and results of operations. The Company does not believe the adoption of SFAS No. 123R will have a material effect on its cash flows.

      In December 2004, the FASB issued SFAS No. 153, Exchange of Nonmonetary Assets, an Amendment of APB Opinion No. 29. SFAS No. 153 amends APB Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of this Statement will be effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company does not believe the adoption of SFAS No. 153 will have a material effect on its financial position, results of operations or cash flows.

      In December 2004, the FASB issued FASB Staff Position (“FSP”) No. FAS 109-1, Application of FASB Statement No. 109, Accounting for Income Taxes, to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004, and FSP No. FAS 109-2, Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004. FSP No. FAS 109-1 requires that tax deductions on qualified production activities related to the American Jobs Creation Act of 2004 (the “Act”) be accounted for as a special deduction under SFAS No. 109. The provisions of FSP No. FAS 109-1 are effective for the Company’s fiscal year ended December 31, 2004. The adoption of FSP No. FAS 109-1 did not have a material impact in 2004 and is not expected to have a material impact on the Company’s financial position, results of operations or cash flows in future periods. FSP No. FAS 109-2 permits an enterprise to evaluate the effect of the Act on its plan for reinvestment or repatriation of foreign earnings for purposes of applying SFAS No. 109 beyond its financial reporting period. The Act includes a deduction of 85% of certain foreign earnings that are repatriated, as defined in the Act. The Company has elected to apply this provision to qualifying earnings repatriations in the year ending December 31, 2005. The Company is currently evaluating the impact FSP No. FAS 109-2 will have on its financial position, results of operations and cash flows.

      In September 2004, the EITF reached a consensus on EITF No. 04-8, The Effect of Contingently Convertible Debt on Diluted Earnings per Share, that all issued securities that have embedded conversion features that are contingently exercisable upon occurrence of a market-price condition should be included in the calculation of diluted earnings per share, regardless of whether the market price trigger has been met. This consensus also applies to instruments with embedded conversion features that are contingently exercisable upon the occurrence of a market price condition or upon the occurrence of another contingency. The Company adopted EITF No. 04-8 in December 2004 and the adoption did not have a material effect on its diluted per share calculation.

      In March 2004, the FASB issued EITF No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. EITF No. 03-1 includes new guidance for evaluating and recording impairment losses on debt and equity investments, as well as new disclosure requirements for investments that are deemed to be temporarily impaired. In September 2004, the FASB delayed the accounting provisions of EITF No. 03-1; however the disclosure requirements are effective for the Company’s annual periods ended December 31, 2004 and 2003. The Company will evaluate the impact of EITF No. 03-1 once final guidance is issued.

VERITAS SOFTWARE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In January 2003, the FASB issued FASB Interpretation No. (“FIN”) 46, Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51, which addresses the consolidation of variable interest entities. FIN 46 provides guidance for determining when an entity that is the primary beneficiary of a variable interest entity or equivalent structure should consolidate the variable interest entity into the entity’s financial statements. In December 2003, the FASB completed deliberations of proposed modifications to FIN 46 resulting in multiple effective dates based on the nature as well as the creation date of the variable interest entity. The Company had three build-to-suit operating leases, commonly referred to as synthetic leases. Each synthetic lease was owned by a trust that did not have any voting rights, employees, financing activity other than the lease with the Company, ability to absorb losses or right to participate in gains realized on the sale of the related property. The Company determined that the trusts under the leasing structures qualified as variable interest entities for purposes of FIN 46. Consequently, the Company was considered the primary beneficiary and consolidated the trusts into its financial statements beginning July 1, 2003. As a result of consolidating these entities in the third quarter of 2003, the Company reported a cumulative effect of change in accounting principle in accordance with APB Opinion No. 20, Accounting Changes, with a charge of $6.2 million which equals the amount of depreciation expense that would have been recorded had these trusts been consolidated from the date the properties were available for occupancy, net of tax, In addition, on July 1, 2003, the Company recorded property and equipment, net of accumulated depreciation, equal to $366.8 million, long-term debt in the amount of $369.2 million and non-controlling interest of $11.4 million for a total of $380.6 million of long-term debt on the balance sheet. Depreciation expense related to these properties is approximately $1.6 million per quarter and $4.2 million per quarter of rent expense previously classified as cost of revenue and operating expenses has been classified as interest expense in the statements of operations beginning July 1, 2003.

Note 2.	Merger of VERITAS with Symantec Corporation

      On December 16, 2004, VERITAS and Symantec Corporation announced that the companies had entered into a definitive agreement (the “Agreement”) to merge in an all-stock transaction. Under the agreement, which has been unanimously approved by both boards of directors, all of the Company’s stock will be converted into Symantec stock at a fixed exchange ratio of 1.1242 shares of Symantec common stock for each outstanding share of VERITAS common stock. Upon closing, Symantec stockholders will own approximately 60 percent and VERITAS stockholders will own approximately 40 percent of the combined company. Completion of the merger is subject to customary closing conditions that include receipt of required approvals from the stockholders of the Company and Symantec and receipt of required regulatory approvals. The transaction, which is expected to close in the second calendar quarter of 2005, may not be completed if any of the conditions are not satisfied.

      Under terms specified in the merger agreement, VERITAS or Symantec may terminate the agreement, and as a result either VERITAS or Symantec may be required to pay a $440 million termination fee to the other party in certain circumstances.

Note 3.	Business Combinations

KVault Software Limited

      On September 20, 2004, the Company acquired all of the outstanding capital stock of KVault Software Limited (“KVS”), a provider of e-mail archiving products. The Company acquired KVS to extend its storage software market to include products to store, manage, backup and archive corporate e-mail and data. The KVS acquisition included total purchase consideration of $249.2 million which included $224.1 million of cash, $19.6 million relating to the assumption of KVS’ outstanding unvested stock options for 1.2 million shares of the Company’s common stock and $5.5 million of acquisition-related

VERITAS SOFTWARE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

costs. As a result of the acquisition, the Company recorded deferred stock-based compensation of $17.2 million, which will be amortized over the remaining vesting period for the stock options assumed. The fair value of the Company’s stock options assumed was determined using the Black-Scholes option pricing model and the following assumptions: estimated expected life of 4 years, risk-free interest rate of 3.08%, expected volatility of 62% and no expected dividend yield. Upon assumption by the Company of the outstanding KVS options, each KVS option became exercisable for 0.0886 shares of the Company’s common stock.

      The total estimated purchase price was allocated to KVS’ net tangible and intangible assets based upon their estimated fair values as of the date of the completion of the acquisition. The following represents the allocation of the aggregate purchase price to the acquired net assets of KVS:

(In thousands)
Cash, cash equivalents and short-term investments	$2,565
Other current assets	12,644
Long-term assets	1,434
Current liabilities	(15,492)
Goodwill	144,372
Developed technology	54,300
Customer base	18,140
Other intangible assets	2,600
Deferred stock-based compensation	17,182
In-process research and development	11,500

Total	$249,245

      The Company does not expect future adjustments to the purchase price or purchase price allocation to be material. Goodwill represents the excess of the purchase price over the fair value of tangible and identifiable intangible assets acquired. Goodwill is not amortized, which is consistent with the guidance in SFAS No. 142. Developed technology, customer base and other intangible assets are being amortized over their estimated useful lives of five years. The weighted average amortization period for all purchased intangible assets is five years.

      In connection with the acquisition of KVS, the Company allocated $11.5 million of the purchase price to in-process technology that had not yet reached technological feasibility and had no alternative future use. This amount has been expensed in the consolidated statements of operations for the year ended December 31, 2004.

      In order to value purchased in-process research and development (“IPR&D”), a research project for which technological feasibility had not been established was identified. The value of this project was determined by estimating the expected cash flows from the project and discounting the net cash flows back to their present value, using an appropriate discount rate.

      Net Cash Flows. The net cash flows expected from the identified project are based on the Company’s estimates of revenues, cost of sales, research and development costs, selling, general and administrative costs and income taxes from those projects. Revenue estimates are based on the assumptions mentioned below. The research and development costs included in the estimates reflect costs to bring in-process projects to technological feasibility and sustain the technology thereafter.

      The estimated revenues are based on the Company’s projection of each in-process project and the business projections were compared and found to be consistent with industry analysts’ forecasts of growth

VERITAS SOFTWARE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

in substantially all of the relevant markets. Estimated total revenues related to the contribution of the IPR&D project to the various products affected are expected to peak in the year ending December 31, 2008 and decline from 2009 into 2011 as the affected products continue to evolve.

      These projections are based on the Company’s estimates of market size and growth, expected trends in technology and the nature and expected timing of new project introductions by KVS.

      Discount Rate. Discounting the expected net cash flows back to their present value is based on the industry weighted average cost of capital (“WACC”). The Company believes the overall WACC is approximately 21%. The discount rate used to discount the expected net cash flows from IPR&D is 23%. The discount rate used is higher than the overall WACC due to inherent uncertainties surrounding the successful development of IPR&D, market acceptance of the technology, the useful life of such technology and the uncertainty of technological advances which could potentially impact the estimates described above.

      Percentage of Completion. The percentage of completion for the in-process project identified was estimated at approximately 56% based on costs incurred to date on the project as compared to the remaining costs required to bring the project to technological feasibility.

      If the projects discussed above are not successfully developed, the sales and profitability of the Company may be adversely affected in future periods.

      Acquisition-related costs of $5.5 million consist of $2.2 million associated with legal and other professional fees, $2.1 million for terminating and satisfying existing lease commitments, $0.1 million of severance related costs and $1.1 million of government taxes associated with the acquisition. Costs associated with terminating and satisfying existing lease commitments will be paid over the remaining lease terms ending in 2006 through 2015 or over a shorter period as the Company may negotiate with its lessors. The Company expects the majority of costs will be paid by the year ending December 31, 2008. Total cash outlays for acquisition-related costs were approximately $3.2 million for legal and other professional fees through December 31, 2004.

      The results of operations of KVS are included in the Company’s consolidated financial statements from September 21, 2004. The pro forma results of operations disclosed below give effect to the acquisition of KVS as if the acquisition was consummated on January 1, 2003.

Invio Software, Inc.

      On July 14, 2004, the Company acquired all of the outstanding capital stock of Invio Software, Inc. (“Invio”), a privately held supplier of information technology (“IT”) process automation technology. The Company acquired Invio to extend the capability of software products that enable utility computing by offering customers a tool for standardizing and automating IT service delivery in key areas such as storage provisioning, server provisioning and data protection. The Invio acquisition included purchase consideration of approximately $35.4 million which included $34.9 million in cash and $0.5 million of acquisition-related costs. The purchase price was allocated to goodwill of $22.8 million, developed technology of $7.7 million, net deferred tax assets of $4.6 million and net tangible assets of $0.3 million. The amortization period for the developed technology is 4.0 years. Acquisition-related costs consist of $0.5 million for legal and other professional fees. Total cash outlays for acquisition-related costs were $0.5 million through December 31, 2004. The results of operations of Invio were included in the Company’s consolidated financial statements from the date of acquisition. The pro forma impact of the acquisition on the Company’s results of operations is not significant.

VERITAS SOFTWARE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Ejasent, Inc.

      On January 20, 2004, the Company acquired all of the outstanding capital stock of Ejasent, Inc. (“Ejasent”), a privately held provider of application virtualization technology for utility computing. The Company acquired Ejasent to add important application migration technology, which allows IT personnel to move an application from one server to another without disrupting or terminating the application, to the Company’s growing utility computing portfolio. The Ejasent acquisition included purchase consideration of $61.2 million, with $47.8 million in cash and $13.4 million of acquisition-related costs. The purchase price was allocated to goodwill of $33.0 million, developed technology of $10.2 million, other intangibles of $1.9 million, IPR&D of $0.4 million, net deferred tax assets of $15.9 million and net tangible liabilities of $0.2 million. The weighted average amortization period for all purchased intangible assets is 4.4 years. Acquisition-related costs consist of $11.2 million of change in control bonuses and direct transaction costs of $2.2 million for legal and other professional fees. Total cash outlays for acquisition-related costs were $13.4 million through December 31, 2004. The results of operations of Ejasent were included in the Company’s consolidated financial statements from the date of acquisition. The pro forma impact of the acquisition on the Company’s results of operations is not significant.

Precise Software Solutions Ltd.

      On June 30, 2003, the Company acquired all of the outstanding common stock of Precise Software Solutions Ltd. (“Precise”), a provider of application performance management products. The Company acquired Precise in order to expand its product and service offerings across storage, databases and application management. The Precise acquisition included purchase consideration of $714.6 million, with 7.3 million shares of common stock valued at $210.6 million, $397.8 million of cash, $94.0 million relating to the assumption of Precise’s outstanding vested and unvested stock options for 4.4 million shares of the Company’s common stock and $12.2 million of acquisition-related costs. The purchase price was allocated to goodwill of $500.8 million, which is net of fiscal 2004 tax and other adjustments of $8.9 million, developed technology of $27.6 million, other intangibles of $34.3 million, IPR&D of $15.3 million, net deferred tax liabilities of $13.0 million, deferred stock-based compensation of $7.3 million and net tangible assets of $142.3 million. The weighted average amortization period for all purchased intangible assets is 3.7 years. The acquired IPR&D of $15.3 million was written off and the related charge was expensed in the statement of operations in the second quarter of 2003. Acquisition-related costs of $12.2 million consist of $8.9 million associated with investment banking, legal and other professional fees, $2.9 million for terminating and satisfying existing lease commitments and $0.4 million for severance-related costs. Total cash outlays for acquisition-related costs were approximately $8.8 million for investment banking, legal and other professional fees, $0.4 million for severance and $0.9 million for leases through December 31, 2004.

      The results of operations of Precise are included in the Company’s consolidated financial statements from July 1, 2003. The pro forma results of operations disclosed below give effect to the acquisition of Precise as if the acquisition was consummated on January 1, 2002.

Jareva Technologies, Inc.

      On January 27, 2003, the Company acquired all of the outstanding capital stock of Jareva Technologies, Inc. (“Jareva”), a privately held provider of automated server provisioning products that enable businesses to automatically deploy additional servers without manual intervention. The Company acquired Jareva to integrate Jareva’s technology into the Company’s software products to enable the Company’s customers to optimize their investments in server hardware by deploying new server resources on demand. The Jareva acquisition included total purchase consideration of $68.7 million, with $58.7 million of cash, $6.8 million relating to the assumption of options exercisable for 426,766 shares of the Company’s common stock and $3.2 million of acquisition-related costs. The purchase price was

VERITAS SOFTWARE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

allocated to goodwill of $47.6 million, which is net of fiscal 2004 tax adjustments of $3.7 million, developed technology of $9.1 million, other intangibles of $1.9 million, IPR&D of $4.1 million, net deferred tax liabilities of $2.5 million, deferred stock-based compensation of $4.6 million and net tangible assets of $3.9 million. The weighted average amortization period for all purchased intangible assets is 3.3 years. The acquired IPR&D of $4.1 million was written off and the related charge was expensed in the statement of operations in the first quarter of 2003. Acquisition-related costs of $3.2 million consist of $2.7 million associated with terminating and satisfying remaining lease commitments, partially offset by sublease income net of related sublease costs, and direct transaction costs of $0.5 million for legal and other professional fees. Total cash outlays for acquisition-related costs were $2.4 million through December 31, 2004. The results of operations of Jareva are included in the Company’s consolidated financial statements from the date of acquisition. The pro forma impact on the Company’s results of operations is not significant.

Pro Forma Results of Operations

      The results of operations of KVS and Precise are included in the Company’s consolidated financial statements from the dates of acquisition. The following table presents pro forma results of operations and gives effect to the acquisition of KVS as if the acquisition was consummated at the beginning of 2004 and 2003 and Precise as if the acquisition was consummated at the beginning of each period presented. The unaudited pro forma results of operations are not necessarily indicative of what would have occurred had the acquisitions been made as of the beginning of the period or of the results that may occur in the future. Net income excludes the write-off of acquired IPR&D of $11.5 million for KVS and $15.3 million for Precise and includes amortization of intangible assets per quarter of $3.7 million for KVS and $4.7 million for Precise. Net income also includes amortization of deferred compensation per quarter of $2.0 million for KVS and $0.5 million for Precise. The unaudited pro forma information is as follows:

	Years Ended December 31,

	2004	2003	2002

	(In thousands, except per share amounts)
Total net revenue	$2,067,155	$1,801,146	$1,581,998
Income before cumulative effect of change in accounting principle	$386,421	$309,516	$44,932
Net income	$386,421	$303,267	$44,932
Net income per share — basic	$0.90	$0.72	$0.11
Net income per share — diluted	$0.88	$0.69	$0.10

VERITAS SOFTWARE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 4.	Cash, Cash Equivalents and Short-Term Investments

      The Company’s cash, cash equivalents and short-term investments consisted of the following at December 31, 2004 and 2003:

	December 31, 2004

		Gross	Gross
		Unrealized	Unrealized	Estimated
	Amortized Cost	Gains	Losses	Fair Value

	(In thousands)
Cash and cash equivalents:
Cash	$112,985	$—	$—	$112,985
Money market funds	554,763	—	—	554,763
Commercial paper	9,376	—	—	9,376
Government securities	22,984	—	—	22,984

Cash and cash equivalents	$700,108	$—	$—	$700,108

Short-term investments:
Auction market securities	$125,050	$—	$—	$125,050
Asset-backed securities	237,936	38	(1,462)	236,512
Government securities	606,173	323	(4,470)	602,026
Common stock	2,009	—	—	2,009
Corporate notes	894,279	258	(7,042)	887,495

Short-term investments	$1,865,447	$619	$(12,974)	$1,853,092

	December 31, 2003

		Gross	Gross
		Unrealized	Unrealized	Estimated
	Amortized Cost	Gains	Losses	Fair Value

	(In thousands)
Cash and cash equivalents:
Cash	$262,929	$—	$—	$262,929
Money market funds	493,334	—	—	493,334
Commercial paper	64,660	—	—	64,660
Government securities	2,248	—	—	2,248

Cash and cash equivalents	$823,171	$—	$—	$823,171

Short-term investments:
Auction market securities	$282,800	$—	$—	$282,800
Asset-backed securities	62,613	—	(930)	61,683
Government securities	489,654	554	(926)	489,282
Corporate notes	843,519	3,744	(1,184)	846,079

Short-term investments	$1,678,586	$4,298	$(3,040)	$1,679,844

VERITAS SOFTWARE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In accordance with EITF No. 03-1, the following table summarizes the fair value and gross unrealized losses related to available-for-sale securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2004:

	Less than 12 Months		12 Months or Greater		Total

		Gross		Gross		Gross
		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses

	(In thousands)
Asset-backed securities	$183,417	$(916)	$13,734	$(546)	$197,151	$(1,462)
Corporate notes	641,349	(5,883)	89,232	(1,159)	730,581	(7,042)
Government securities	448,566	(4,219)	58,749	(251)	507,315	(4,470)

Total	$1,273,332	$(11,018)	$161,715	$(1,956)	$1,435,047	$(12,974)

      Fair values were determined for each individual security in the investment portfolio. As of December 31, 2004 and 2003, the declines in value of the Company’s investments are primarily related to changes in interest rates and are considered to be temporary in nature.

      Realized gains (losses) are included in interest and other income, net in the consolidated statements of operations. The following table sets forth the components of the Company’s interest and other income, net:

	Years Ended December 31,

	2004	2003	2002

	(In thousands)
Interest income	$50,894	$43,050	$50,338
Dividend income	1,499	165	576
Gains on sale of investments	21	4,161	2,145
Other miscellaneous income (expenses)	432	(3,763)	(11,324)

Total interest and other income, net	$52,846	$43,613	$41,735

      For the year ended December 31, 2002, other miscellaneous expenses include a $6.1 million charge in connection with the settlement of a litigation matter.

      The amortized cost and estimated fair value of the Company’s cash, cash equivalents and short-term investments, as of December 31, 2004, shown by contractual maturity date, are included in the following table:

	December 31, 2004

		Estimated
	Amortized Cost	Fair Value

	(In thousands)
Due in less than one year	$1,424,681	$1,422,164
Due between one and five years	1,140,874	1,131,036

Total	$2,565,555	$2,553,200

VERITAS SOFTWARE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 5.	Property and Equipment

      Property and equipment is stated at cost and consists of the following:

	December 31,

	2004	2003

	(In thousands)
Buildings	$375,364	$375,322
Computer equipment	460,840	372,860
Furniture and equipment	104,447	93,815
Leasehold improvements	98,452	91,383
Construction in process	35,251	17,057

	1,074,354	950,437
Less — accumulated depreciation and amortization	(489,111)	(377,460)

Property and equipment, net	$585,243	$572,977

      Depreciation and amortization of property and equipment was approximately $111.1 million for the year ended December 31, 2004, $114.0 million for the year ended December 31, 2003 and $103.1 million for the year ended December 31, 2002.

Note 6.	Goodwill and Other Intangible Assets

      On January 1, 2002, the Company adopted SFAS No. 142. As a result, the Company no longer amortizes goodwill but will test it for impairment annually or whenever events or changes in circumstances suggest that the carrying amount may not be recoverable.

      The following table sets forth the carrying amount of goodwill. Goodwill also includes amounts originally allocated to assembled workforce:

(In thousands)
Balance at December 31, 2002	$1,193,289
Goodwill acquired	563,719
Adjustments for prior acquisitions	(1,417)

Balance at December 31, 2003	1,755,591
Goodwill acquired	200,188
Adjustments for prior acquisitions	(14,137)
Impact of exchange rates	11,790

Balance at December 31, 2004	$1,953,432

      During 2004, goodwill increased $200.2 million due to the acquisitions of KVS, Invio and Ejasent in the amounts of $144.4 million, $22.8 million and $33.0 million, respectively, offset by tax adjustments of $12.8 million for prior acquisitions, and the reduction in goodwill associated with the divestiture of a portion of a prior year acquisition in the amount of $0.8 million. During 2003, goodwill increased $563.7 million due to the acquisitions of Precise, Jareva and other acquisitions in the amounts of $509.7 million, $51.3 million and $2.7 million, respectively offset by tax adjustments of $1.4 million for prior acquisitions.

VERITAS SOFTWARE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following tables set forth the carrying amount of other intangible assets that will continue to be amortized, including the impact of exchange rates:

	December 31, 2004

	Gross
	Carrying	Accumulated	Net Carrying
	Amount	Amortization	Amount

	(In thousands)
Developed technology	$365,568	$258,250	$107,318
Distribution channels	234,800	234,800	—
Trademarks	29,433	26,214	3,219
Other intangible assets	80,153	44,037	36,116

Intangibles related to acquisitions	709,954	563,301	146,653
Convertible subordinated notes issuance costs	12,595	5,875	6,720

Total other intangibles	$722,549	$569,176	$153,373

	December 31, 2003

	Gross
	Carrying	Accumulated	Net Carrying
	Amount	Amortization	Amount

	(In thousands)
Developed technology	$287,949	$237,043	$50,906
Distribution channels	234,800	234,800	—
Trademarks	26,650	24,925	1,725
Other intangible assets	51,734	33,714	18,020

Intangibles related to acquisitions	601,133	530,482	70,651
Convertible subordinated notes issuance costs	12,401	1,708	10,693

Total other intangibles	$613,534	$532,190	$81,344

      The total amortization expense related to developed technology and other intangible assets is set forth in the table below:

	Years Ended December 31,

	2004	2003	2002

	(In thousands)
Developed technology	$21,093	$36,778	$67,232
Distribution channels	—	24,458	58,700
Trademarks	1,284	3,112	6,089
Other intangible assets	10,200	8,102	7,600

Total amortization expense	$32,577	$72,450	$139,621

      For the years ended December 31, 2004, 2003 and 2002, total amortization expense for intangible assets includes $3.8 million, $1.9 million and $0.6 million, respectively, that was included in user license fees cost of revenue.

VERITAS SOFTWARE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The total expected future annual amortization of intangible assets related to acquisitions is set forth in the table below:

Future
Amortization

(In thousands)
2005	$43,850
2006	41,781
2007	29,944
2008	18,976
2009	12,102

Total	$146,653

      For the years ended December 31, 2004, 2003 and 2002, the amortization of the convertible subordinated notes issuance costs of $4.2 million, $2.7 million and $1.9 million, respectively, was included in interest expense. The expected future annual amortization of the convertible subordinated notes issuance costs is $4.2 million for 2005 and $2.5 million for 2006.

Note 7.	Strategic Investments

      The Company holds investments in capital stock of several privately-held companies. The total carrying amount of these strategic investments was $2.7 million at December 31, 2004 and $5.4 million at December 31, 2003. These strategic investments are included in other non-current assets. In 2004, the Company realized a gain of $9.5 million related to two strategic investments. The Company recorded impairment losses on strategic investments of $3.5 million in 2003 and $14.8 million in 2002, partially offset by a gain on disposal of a strategic investment of $3.0 million in 2002. The losses realized represent other-than-temporary declines in the fair value of the investments and were determined based on the value of the investee’s stock, its inability to obtain additional private financing, its cash position and current burn rate, the status and competitive position of the investee’s products and the uncertainty of its financial condition, among other factors.

Note 8.	Accrued Acquisition and Restructuring Costs

      In the fourth quarter of 2002, the Company’s board of directors approved a facility restructuring plan to exit and consolidate certain of the Company’s facilities located in 17 metropolitan areas worldwide. The facility restructuring plan was adopted to address overcapacity in its facilities as a result of lower than planned headcount growth in these metropolitan areas. In connection with this facility restructuring plan, the Company recorded a net restructuring charge (the “2002 Facility Accrual”) to operating expenses of $96.1 million in the fourth quarter of 2002. The 2002 Facility Accrual was originally comprised of (i) $86.9 million associated with terminating and satisfying remaining lease commitments, partially offset by sublease income net of related sublease costs and (ii) write-offs of $9.2 million for net assets.

      In 2002, the Company also recorded incremental restructuring costs of $3.2 million related to restructuring initiated in 1999, resulting in total restructuring costs of $99.3 million for the year ended December 31, 2002. As of December 31, 2002, accrued acquisition and restructuring costs consisted of the 2002 Facility Accrual, the remaining acquisition costs to be paid in connection with prior period acquisitions, including facility related costs, and the remaining restructuring costs to be paid for other restructuring plans.

      In the third quarter of 2004, the Company acquired KVS and, as a result, reversed $9.6 million of the 2002 Facility Accrual related to previously restructured facilities to be occupied by KVS personnel. In

VERITAS SOFTWARE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

addition, cash outlays of $14.9 million and the impact of foreign exchange rates of $1.1 million were recognized in 2004. As of December 31, 2004, the remaining balance of the 2002 Facility Accrual was $52.4 million. Restructuring costs will be paid over the remaining lease terms, ending at various dates through 2022, or over a shorter period as the Company may negotiate with its lessors. The majority of costs are expected to be paid by the year ending December 31, 2010.

      The Company is in the process of seeking suitable subtenants for these facilities. The estimates related to the 2002 Facility Accrual may vary significantly depending, in part, on factors that are beyond the Company’s control, including the commercial real estate market in the applicable metropolitan areas, its ability to obtain subleases related to these facilities and the time period to do so, the sublease rental market rates and the outcome of negotiations with lessors regarding terminations of some of the leases. Adjustments to the 2002 Facility Accrual will be made if actual lease exit costs or sublease income differ materially from amounts currently expected. Because a portion of the 2002 Facility Accrual relates to international locations, the accrual will be affected by exchange rate fluctuations.

      As of December 31, 2004, accrued acquisition and restructuring costs consisted of the 2002 Facility Accrual discussed above, acquisition-related costs discussed in Note 3 and other accrued acquisition and restructuring charges incurred from 1999 through 2004, net of cash payments made.

      The components of accrued acquisition and restructuring costs and movements within these components through December 31, 2004 were as follows:

	Direct	Involuntary
	Transaction	Termination	Facility	Net Asset
	Costs	Benefits	Related Costs	Write-offs	Total

	(In millions)
Balance at December 31, 2002	$1.0	$—	$97.7	$11.4	$110.1
Additions	9.5	0.4	6.1	—	16.0
Cash payments	(9.9)	(0.4)	(16.3)	—	(26.6)
Asset write-offs	—	—	—	(8.9)	(8.9)
Adjustment	—	—	0.8	(0.8)	—
Impact of exchange rates	—	—	3.1	0.4	3.5

Balance at December 31, 2003	0.6	—	91.4	2.1	94.1
Additions	6.0	11.3	2.1	—	19.4
Cash payments	(6.0)	(11.2)	(19.8)	—	(37.0)
Asset write-offs	—	—	—	(2.1)	(2.1)
Restructuring reversal, net	—	—	(9.6)	—	(9.6)
Adjustments	(0.2)	—	(0.4)	—	(0.6)
Impact of exchange rates	—	—	1.9	—	1.9

Balance at December 31, 2004	$0.4	$0.1	$65.6	$—	$66.1

Note 9.	Convertible Subordinated Notes

      In August 2003, the Company issued $520.0 million of 0.25% convertible subordinated notes due August 1, 2013 (“0.25% Notes”) for which the Company received net proceeds of approximately $508.2 million, to several initial purchasers in a private offering. The 0.25% Notes were issued at their face value and provide for semi-annual interest payments of $0.7 million each February 1 and August 1, beginning February 1, 2004. Effective as of January 28, 2004, the 0.25% Notes began accruing additional interest at a rate of 0.25% as a result of the Company’s registration statement having not been declared

VERITAS SOFTWARE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

effective by the SEC on or before the 180th day following the original issuance of the 0.25% Notes and the 0.25% Notes continued to accrue additional interest at that rate until April 27, 2004, the 90th day following such registration default. On April 28, 2004, the 0.25% Notes began to accrue additional interest at a rate of 0.50% and continued to accrue such additional interest until November 23, 2004, the day prior to the date on which the registration statement was declared effective. Effective as of January 30, 2005, the 0.25% Notes began to accrue additional interest at a rate of 0.25% per annum as a result of the Company’s registration statement having been suspended by the Company beyond its permitted grace period. The 0.25% Notes will continue to accrue additional interest at this rate until the suspension of the Company’s registration statement is lifted, and this rate will increase to 0.50% per annum if the suspension has not been lifted by April 30, 2005. The 0.25% Notes are convertible, under specified circumstances, into shares of the Company’s common stock at a conversion rate of 21.6802 shares per $1,000 principal amount of notes, which is equivalent to a conversion price of approximately $46.13 per share. Pursuant to the terms of a supplemental indenture dated as of October 25, 2004, the Company will be required to deliver cash to holders upon conversion, except to the extent that its conversion obligation exceeds the principal amount of the notes converted, in which case, the Company will have the option to satisfy the excess (and only the excess) in cash and/or shares of common stock.

      The conversion rate of the 0.25% Notes is subject to adjustment upon the occurrence of specified events. The specified circumstances under which the 0.25% Notes are convertible prior to maturity are: (1) during any quarterly conversion period (which periods begin on the eleventh trading day of each fiscal quarter and end on the eleventh trading day of the following fiscal quarter) prior to August 1, 2010, if the closing sale price of the Company’s common stock for at least 20 trading days in the 30 trading day period ending on the first day of such conversion period exceeds 120% of the conversion price of the notes on that first day, (2) during the period beginning August 1, 2010 through the maturity date of the notes, if the closing sale price of the Company’s common stock is more than 120% of the then current conversion price, (3) during the five consecutive business day period following any five consecutive trading day period in which the average of the trading prices for the 0.25% Notes was less than 95% of the average of the sale price of the Company’s common stock multiplied by the then current conversion rate of the notes, (4) the Company’s corporate credit rating assigned by Standard & Poor’s falls below B- (and if Moody’s has assigned a corporate credit rating to the Company and such rating is lower than B3) or if both such ratings are withdrawn, (5) the Company calls the notes for redemption or (6) upon the occurrence of corporate transactions specified in the indenture governing the notes (including, for the 15 days prior to the anticipated closing date of a merger, consolidation or similar transaction and the 15 days after the date of closing of such transaction), at the option of the holder, the 0.25% Notes are convertible in accordance with the applicable terms. On or after August 5, 2006, the Company has the option to redeem all or a portion of the 0.25% Notes at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest. On August 1, 2006 and August 1, 2008, or upon the occurrence of a fundamental change involving the Company, holders of the 0.25% Notes may require the Company to repurchase their notes at a repurchase price equal to 100% of the principal amount, plus accrued and unpaid interest.

      In August 2003, all of the Company’s outstanding 5.25% convertible subordinated notes due 2004 (“5.25% Notes”) converted into 6.7 million shares of common stock at a conversion price of $9.56 per share. In August 2003, a portion of the Company’s outstanding 1.856% convertible subordinated notes due 2006 (“1.856% Notes”) converted into 0.5 million shares of common stock at an effective conversion price of $31.35 per share. The remaining outstanding principal amount of the 1.856% Notes was redeemed by the Company in August 2003 for $391.8 million in cash, including $0.1 million of accrued interest. In connection with the redemption of the 1.856% Notes for cash, the Company recorded a loss on extinguishment of debt of approximately $4.7 million in the third quarter of 2003 related to the unamortized portion of debt issuance costs. This charge is classified as a non-operating expense in the Company’s consolidated statement of operations.

VERITAS SOFTWARE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 10.	Long-Term Debt

      In 1999 and 2000, the Company entered into three build-to-suit lease agreements for office buildings in Mountain View, California, Roseville, Minnesota and Milpitas, California. The Company began occupying the Roseville and Mountain View facilities in May and June 2001, respectively, and began occupying the Milpitas facility in April 2003. The Mountain View facility includes 425,000 square feet and serves as the Company’s corporate headquarters and for research and development functions. The Milpitas facility includes 465,000 square feet and is primarily used for technical support, sales and general corporate functions. The Roseville facility includes 206,000 square feet and provides space for technical support and research and development functions. A syndicate of financial institutions financed the acquisition and development of these properties. Prior to July 1, 2003, the Company accounted for these properties as operating leases in accordance with SFAS No. 13, Accounting for Leases, as amended. On July 1, 2003, the Company adopted FIN 46. Under FIN 46, the lessors of the facilities are considered variable interest entities, and the Company is considered the primary beneficiary. Accordingly, the Company began consolidating these variable interest entities on July 1, 2003 and has included the property and equipment and debt on its balance sheet as of December 31, 2004 and 2003 and the results of their operations in its consolidated statement of operations from July 1, 2003. As of December 31, 2004, $380.6 million of debt has been classified as current as the lease terms for the Mountain View and Roseville facilities expire in March 2005 and the lease term for the Milpitas facility expires in July 2005.

      Interest only payments under the debt agreements relating to the facilities are generally paid quarterly and are equal to the termination value of the outstanding debt obligations multiplied by the Company’s cost of funds, which is based on London Inter Bank Offered Rate (“LIBOR”) using 30-day to 180-day LIBOR contracts and adjusted for the Company’s credit spread. The termination values of the debt agreements are approximately $145.2 million, $41.2 million and $194.2 million for the Mountain View, Roseville and Milpitas leases, respectively. The terms of these debt agreements are five years with an option to extend the lease terms for two successive periods of one year each, if agreed to by the financial institutions that financed the facilities. The terms of these debt agreements began March 2000 for the Mountain View and Roseville facilities and July 2000 for the Milpitas facility. The Company has the option to purchase the three facilities for the aggregate termination value of $380.6 million or, at the end of the term, to arrange for the sale of the properties to third parties while the Company retains an obligation to the financial institutions that financed the facilities in an amount equal to the difference between the sales price and the guaranteed residual value up to an aggregate $344.6 million if the sales price is less than this amount, subject to the specific terms of the debt agreements. In addition, the Company is entitled to any proceeds from a sale of the facilities in excess of the termination values.

      In January 2002, the Company entered into two three-year pay fixed, receive floating, interest rate swaps for the purpose of hedging the cash payments related to the Mountain View and Roseville agreements (see Note 13). Under the terms of these interest rate swaps, the Company makes payments based on the fixed rate and will receive interest payments based on the 3-month LIBOR rate. For the year ended December 31, 2004 and six months ended December 31, 2003, the aggregate payments on the debt agreements, including the net payments on the interest rate swaps, were $16.9 million and $8.5 million, respectively, and were included in interest expense in the consolidated statement of operations in accordance with FIN 46. For the six months ended June 30, 2003 and the year ended December 31, 2002, the aggregate payments were $8.3 million and $17.0 million, respectively, and were classified as rent expense and included in cost of revenue and operating expenses in the consolidated statement of operations, in accordance with SFAS No. 13.

      The agreements for the facilities described above require that the Company maintain specified financial covenants, all of which the Company was in compliance with as of December 31, 2004. The specified financial covenants as of December 31, 2004 require the Company to maintain a minimum

VERITAS SOFTWARE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

rolling four quarter earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $500.0 million, a minimum ratio of cash, cash equivalents, short-term investments and accounts receivable to current liabilities plus the debt consolidated under the build-to-suit lease agreements of 1.2 to 1, and a leverage ratio of total funded indebtedness to rolling four quarter EBITDA of not more than 2 to 1. For purposes of these financial covenants, EBITDA represents the Company’s net income for the applicable period, plus interest expense, taxes, depreciation and amortization and all non-cash restructuring charges, less software development expenses classified as capital expenditures. In February 2005, the Company received a waiver from Bank of America, N.A. as agent for the syndicate of banks that funded the development of the Mountain View and Roseville facilities, and ABN AMRO Bank, N.V. as agent for the syndicate of banks that funded the development of the Milpitas facility with regard to certain negative covenants prohibiting a change in control and the Company’s proposed merger with Symantec. In order to secure the obligation under each agreement, each of the facilities is subject to a deed of trust in favor of the financial institutions that financed the development and acquisition of the respective facility. Bank of America, N.A. was the agent for the syndicate of banks that funded the development of the Mountain View and Roseville facilities, and ABN AMRO Bank, N.V. was the agent for the syndicate of banks that funded the development of the Milpitas facility.

      In February 2005, the Company’s board of directors authorized the future purchase of the properties subject to each of the build-to-suit lease agreements. In March 2005, the Company acquired beneficial ownership of the Mountain View, California, Milpitas, California, and Roseville, Minnesota properties for an aggregate cash purchase price of approximately $384 million. As a result the Company’s cash and debt balances will decrease by this amount.

Note 11.	Credit Facility

      During 2002, the Company’s Japanese subsidiary entered into a short-term credit facility with a multinational Japanese bank in the amount of 1.0 billion Japanese yen ($9.6 million USD). At December 31, 2004 and 2003, no amount was outstanding. The short-term credit facility was renewed in March 2005 and is due to expire in March 2006. Borrowings under the short-term credit facility bear interest at Tokyo Inter Bank Offered Rate plus 0.5%. There are no covenants on the short-term credit facility and the loan has been guaranteed by VERITAS Software Global LLC, a wholly-owned subsidiary of the Company.

Note 12.	Commitments

      The Company currently has operating leases for its facilities and rental equipment through 2022. Rental expense under operating leases was approximately $56.3 million, $63.3 million and $60.1 million for the years ended December 31, 2004, 2003 and 2002, respectively, including the payments made under the Company’s three build-to-suit lease agreements prior to June 30, 2003. In addition to the basic rent, the Company is responsible for all taxes, insurance and utilities related to the facilities. The following table is

VERITAS SOFTWARE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

a summary of the contractual commitments associated with the Company’s operating lease obligations as of December 31, 2004:

Operating
Lease
Obligations

(In thousands)
2005	$55,472
2006	46,735
2007	40,775
2008	35,840
2009	29,763
Thereafter	142,407

Total	$350,992

Acquired Technology Commitments

      On October 1, 2002, the Company acquired volume replicator software technology for $6.0 million and contingent payments of up to another $6.0 million based on future revenues generated by the acquired technology. The contingent payments will be paid quarterly over 40 quarters, in amounts between $150,000 and $300,000. The Company issued a promissory note payable in the principal amount of $5.0 million, representing the present value of the Company’s minimum payment obligations under the purchase agreement for the acquired technology, which are payable quarterly commencing in the first quarter of 2003 and ending in the fourth quarter of 2012. The contingent payments in excess of the quarterly minimum obligations will be paid as they may become due. The outstanding balance of the note payable was $4.1 million as of December 31, 2004 and $4.6 million as of December 31, 2003 and is included in other long-term liabilities.

Note 13. Derivative Financial Instruments

      In September 2000, the Company entered into a three-year cross currency cash flow hedge against foreign exchange fluctuations on foreign currency denominated cash flows under an intercompany loan receivable. Under the terms of this derivative financial instrument, Euro denominated fixed principal and interest payments to be received under the intercompany loan were swapped for U.S. dollar-fixed principal and interest payments. In 2003, the intercompany loan was paid in full and the derivative financial instrument was settled.

      In January 2002, the Company entered into two three-year pay fixed, receive floating, interest rate swaps for the purpose of hedging cash flows on variable interest rate debt related to the Mountain View, California and Roseville, Minnesota build-to-suit lease agreements. Under the terms of these interest rate swaps, the Company makes payments based on the fixed rate and will receive interest payments based on 3-month LIBOR. The Company’s payments on its build-to-suit lease agreements are based upon a 3-month LIBOR plus a credit spread. If critical terms of the interest rate swap or the hedged item do not change, the interest rate swap will be considered to be highly effective with all changes in the fair value included in other comprehensive income. If critical terms of the interest rate swap or the hedged item change, the hedge may become partially or fully ineffective, which could result in all or a portion of the changes in fair value of the derivative recorded in the statement of operations. The interest rate swaps settle the first day of January, April, July and October until expiration. As of December 31, 2004 and 2003, the fair value of the interest rate swaps was $(1.7) million and ($7.8) million, respectively, and was recorded in other long-term liabilities. As a result of entering into the interest rate swaps, the Company

VERITAS SOFTWARE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

has mitigated its exposure to variable cash flows associated with interest rate fluctuations. Because the rental payments on the leases are based on the 3-month LIBOR and the Company receives 3-month LIBOR from the interest rate swap counter-party, the Company has eliminated any impact to raising interest rates related to its rent payments under the build-to-suit lease agreements. On July 1, 2003, the Company began accounting for its variable interest rate debt in accordance with FIN 46. In accordance with SFAS No. 133, the Company had designated the interest rate swap as a cash flow hedge of the variability embedded in the rent expense as it is based on the 3-month LIBOR. However, with the adoption of FIN 46, the Company redesignated the interest rate swap as a cash flow hedge of variability in interest expense and it remains highly effective with all changes in the fair value included in other comprehensive income.

      As of December 31, 2004, the total gross notional amount of the Company’s foreign currency forward contracts was approximately $208.9 million, all of which hedge intercompany accounts, as well as non-functional currency denominated cash, cash equivalents, short-term investment and accounts receivable of certain of its international subsidiaries. The forward contracts had terms of 34 days or less and settled on January 31, 2005. All foreign currency transactions and all outstanding forward contracts are marked-to-market at the end of the period with unrealized gains and losses included in interest and other income, net. The unrealized gain (loss) on the outstanding forward contracts at December 31, 2004 was immaterial to the Company’s consolidated financial statements.

Note 14.	Common Stock

      In July 2004, the Company’s board of directors authorized a program by which the Company was authorized to repurchase up to $500.0 million of the Company’s common stock over the following 12 to 18 months. During 2004, the Company repurchased 13.0 million shares of common stock for an aggregate purchase price of $250.0 million.

Note 15.	Contingencies

SEC Related Matters

      SEC Investigation. As previously disclosed, since the third quarter of 2002, the Company has received subpoenas issued by the Securities Exchange Commission in the investigation entitled In the Matter of AOL/ Time Warner. The SEC has requested information concerning the facts and circumstances surrounding the Company’s transactions with AOL Time Warner, or AOL, and related accounting and disclosure matters. The Company’s transactions with AOL, entered into in September 2000, involved a software and services purchase by AOL at a stated value of $50.0 million and the purchase by the Company of advertising services from AOL at a stated value of $20.0 million. In March 2003, the Company restated its financial statements for 2001 and 2000 to reflect a reduction in revenues and expenses of $20.0 million. The restatement included an additional reduction in revenues and expenses of $1.0 million related to two other contemporaneous transactions with other parties entered into in 2000 that involved software licenses and the purchase of online advertising services. In March 2005, the SEC charged AOL with securities fraud pursuant to a complaint entitled Securities and Exchange Commission v. Time Warner, Inc. In its complaint, the SEC described certain transactions between AOL and a “California-based software company that creates and licenses data storage software” that appears to reference the Company’s transactions with AOL as described above, and alleged that AOL aided and abetted that California-based software company in violating Section 10(b) of the Securities Exchange Act of 1934 and Exchange Act Rule 10b-5.

      In March 2004, the Company announced its intention to restate its financial statements for 2002 and 2001 and revise its previously announced financial results for 2003. The decision resulted from the findings of an investigation into past accounting practices that concluded on March 12, 2004. The investigation

VERITAS SOFTWARE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

resulted from concerns raised by an employee in late 2003, which led to a detailed review of the matter in accordance with the Company’s corporate governance processes, including the reporting of the matter to the audit committee of the Company’s board of directors, and to KPMG LLP, the Company’s independent registered public accounting firm. The audit committee retained independent counsel to investigate issues relating to these past accounting practices, and the audit committee’s counsel retained independent accountants to assist with the investigation. In the first quarter of 2004, the Company voluntarily disclosed to the staff of the SEC past accounting practices applicable to the Company’s 2002 and 2001 financial statements that were not in compliance with GAAP.

      The Company and its audit committee continue to cooperate with the SEC in its review of these matters. At this time, the Company cannot predict the outcome of the SEC’s review.

Litigation

      After the Company announced in January 2003 that it would restate its financial results as a result of transactions entered into with AOL in September 2000, numerous separate complaints purporting to be class actions were filed in the United States District Court for the Northern District of California alleging that the Company and some of our officers and directors violated provisions of the Securities Exchange Act of 1934. The complaints contain varying allegations, including that the Company made materially false and misleading statements with respect to its 2000, 2001 and 2002 financial results included in its filings with the SEC, press releases and other public disclosures. On May 2, 2003, a lead plaintiff and lead counsel were appointed. A consolidated complaint entitled In Re VERITAS Software Corporation Securities Litigation was filed by the lead plaintiff on July 18, 2003. On February 18, 2005, the parties filed a Stipulation of Settlement in the class action. On March 18, 2005, the Court entered an order preliminarily approving the class action settlement. Pursuant to the terms of the settlement, a $35.0 million settlement fund was established on March 25, 2005. The Company funded approximately $10.1 million of the settlement fund, which amount is obligated to be repaid to the Company by its insurance carrier on or before April 15, 2005. As of December 31, 2004, the Company has recorded a liability of $35.0 million, classified as other accrued liabilities on the consolidated balance sheet, and a corresponding receivable for the same amount, classified as other current assets on the consolidated balance sheet.

      In 2003, several complaints purporting to be derivative actions were filed in California Superior Court against some of the Company’s directors and officers. These complaints are generally based on the same facts and circumstances alleged in In Re VERITAS Software Corporation Securities Litigation, referenced above, and allege that the named directors and officers breached their fiduciary duties by failing to oversee adequately the Company’s financial reporting. The state court complaints were consolidated into the action In Re VERITAS Software Corporation Derivative Litigation, which was filed on May 8, 2003 in the Superior Court of Santa Clara County. On January 26, 2005, the parties to the derivative action filed a stipulation of settlement with the Superior Court and the Court entered an order approving the stipulation of settlement and dismissed the lawsuit with prejudice on February 4, 2005.

      On August 2, 2004, the Company received a copy of an amended complaint in Stichting Pensioenfonds ABP v. AOL Time Warner, et. al. in which the Company was named as a defendant. The case was originally filed in the United States District Court for the Southern District of New York in July 2003 against Time Warner (formerly, AOL Time Warner), current and former officers and directors of Time Warner and AOL, and Time Warner’s outside auditor, Ernst & Young LLP. In adding the Company as a defendant, the plaintiff alleges that the Company aided and abetted AOL in alleged common law fraud and also alleges that the Company engaged in common law fraud as part of a civil conspiracy. The plaintiff seeks an unspecified amount of compensatory and punitive damages. On November 22, 2004, the Company filed a motion to dismiss in this action and the plaintiff filed its opposition memoranda on March 4, 2005. The motion remains pending before the Court.

VERITAS SOFTWARE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      On July 7, 2004, a purported class action complaint entitled Paul Kuck, et al. v. VERITAS Software Corporation, et al. was filed in the United States District Court for the District of Delaware. The lawsuit alleges violations of federal securities laws in connection with the Company’s announcement on July 6, 2004 that the Company expected its results of operations for the fiscal quarter ended June 30, 2004 to fall below the Company’s earlier estimates. The complaint generally seeks an unspecified amount of damages. Subsequently, additional purported class action complaints have been filed in Delaware federal court against the same defendants named in the Kuck lawsuit. These complaints are based on the same facts and circumstances as the Kuck lawsuit. On July 19, 2004, defendants filed a motion to transfer venue from Delaware to the Northern District of California. The Court denied the motion on January 14, 2005, and denied the Company’s motion for reconsideration of denial of transfer on March 2, 2005.

      On December 17, 2004, a purported class action complaint entitled Daniel Drotzman, et. al., v. Gary Bloom, et. al., was filed in California Superior Court against the Company’s board of directors. The lawsuit alleged that defendants breached their fiduciary duty by approving the merger agreement the Company entered into with Symantec because they were allegedly motivated to obtain indemnification agreements from Symantec in connection with the Kuck securities class action described above. The complaint generally sought an unspecified amount of damages. Subsequently, an additional purported class action complaint was filed in California state court against the same defendants named in the Drotzman lawsuit. This complaint was based on the same set of facts and circumstances as the Drotzman lawsuit. On January 3, 2005, defendants filed demurrers to both complaints requesting they be dismissed by the Court. On February 15, 2005, plaintiffs filed a request for dismissal without prejudice with the Court, which request was granted by the Court on the same date.

      The foregoing cases that have not been settled or dismissed are still in the preliminary stages, and it is not possible for the Company to quantify the extent of its potential liability, if any. An unfavorable outcome in any of these matters could have a material adverse effect on its business, financial condition, results of operations and cash flow. In addition, defending any litigation may be costly and divert management’s attention from the day-to-day operations of the Company’s business.

      In addition to the legal proceedings listed above, the Company is also party to various other legal proceedings that have arisen in the ordinary course of business. While the Company currently believe that the ultimate outcome of these proceedings, individually and in the aggregate, will not have a material adverse effect on the Company’s financial position or overall trends in results of operations, litigation is subject to inherent uncertainties. Were an unfavorable ruling to occur, there exists the possibility of a material adverse impact on the Company’s results of operations and cash flows for the period in which the ruling occurs. The estimate of the potential impact on the Company’s financial position or overall results of operations for the above discussed legal proceedings could change in the future.

Note 16.	Benefit Plans

      The Company has adopted a retirement savings plan qualified under Section 401(k) of the Internal Revenue Code, which is a pretax savings plan covering substantially all United States employees. Under the plan, employees may contribute up to 20% of their pretax salary, subject to certain limitations. Employees are eligible to participate beginning the first day of the month following their date of hire. The Company matches approximately 50% of the employee contributions up to $2,500 per year and contributed approximately $8.1 million, $7.0 million and $6.9 million in 2004, 2003 and 2002, respectively. The Company has established a deferred compensation plan for certain eligible employees whereby the employee can defer a portion of their cash compensation on a pre-tax basis to an investment account. The Company has classified the investments in the deferred compensation plan as trading and, accordingly records an asset and corresponding liability related to the investments held and obligation to the employee. Changes in the fair value of the asset and liability are recorded in the statement of operations. As of

VERITAS SOFTWARE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2004 and 2003, the asset and liability relating to the deferred compensation plan was $11.6 million and $8.7 million, respectively. The asset is classified in other non-current assets and the liability is classified in other long-term liabilities in the balance sheet.

Note 17.	Stockholders’ Equity and Stock Compensation Plans

Accumulated Other Comprehensive Income

      The components of accumulated other comprehensive income are:

	December 31,

	2004	2003

	(In thousands)
Foreign currency translation adjustments	$57,943	$13,456
Derivative financial instrument adjustments	(1,730)	(7,782)
Unrealized gain (loss) on marketable securities, net of tax	(12,355)	498

Accumulated other comprehensive income	$43,858	$6,172

Stockholder Rights Plan

      On October 4, 1998, the Board of Directors of the Company adopted a Stockholder Rights Plan, declaring a dividend of one preferred share purchase right for each outstanding share of common stock, par value $0.001 per share, of the Company. The rights are initially attached to the Company’s common stock and will not trade separately. If a person or group acquires 15% or more of the Company’s common stock, or announces an intention to make a tender offer for the Company’s common stock the consummation of which would result in acquiring 15% or more of the Company’s common stock, then the rights will be distributed and will then trade separately from the common stock. Each right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $0.001 per share, of the Company. The rights expire October 5, 2008, unless the expiration date is extended or unless the rights are earlier redeemed or exchanged by the Company. In connection with the Company’s pending merger with Symantec (the “Merger”), the Company and Mellon Investor Services LLC, as Rights Agent, entered into an amendment, dated as of December 15, 2004 (the “Rights Amendment”), to the Stockholder Rights Plan. The effect of the Rights Amendment is to permit the Merger and the other transactions contemplated by the merger agreement with Symantec to occur without triggering any distribution or adverse event under the Rights Agreement.

      The Company is authorized to issue up to 10,000,000 shares of undesignated preferred stock. No such preferred shares have been issued to date.

Stock Option Plans

      During 2004, the Company had two stock option plans: the 2003 Stock Incentive Plan (the “2003 Plan”) and the 2002 Directors Stock Option Plan (the “Director Plan”). The Company’s 1993 Equity Incentive Plan (the “1993 Plan”) expired after the approval by the Company’s stockholders on May 13, 2003 of the 2003 Plan. As of December 31, 2004, options for approximately 43,901,205 shares of common stock remained outstanding under the 1993 Plan. The 2003 Plan provides for the issuance of incentive or nonstatutory stock options and common stock to employees and consultants of the Company. As of December 31, 2004, the Company granted 503,250 restricted stock units under the 2003 Plan, of which 34,278 shares were issued and 15,723 shares were withheld for payment of taxes. During 2004, the Company granted options under the 2003 Plan for approximately 10,342,259 shares of common stock. The options generally are granted at the fair market value of the Company’s common stock at the date of

VERITAS SOFTWARE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

grant, vest over a four-year period and are exercisable immediately upon vesting. During 2004, the Company’s stockholders approved several amendments to the 2003 Plan effective May 13, 2004, including a reduction in the option term from 10 to 7 years from the date of grant and an increase in the options available for grant by 18,000,000 shares. The Company’s Director Plan provides for the issuance of stock options to directors of the Company. These options generally are granted at the fair market value of the Company’s common stock at the date of grant, expire 10 years from the date of grant, vest over a four-year period and are exercisable immediately upon vesting. As of December 31, 2004, the Company had reserved 32.0 million shares of common stock for issuance under the 2003 Plan and 1.9 million shares for issuance under the Director Plan. As of December 31, 2004, 19.6 million shares were available for future grant under the plans.

      A summary of the status of the Company’s stock option plans as of December 31, 2004, 2003 and 2002 and changes during the years ended on those dates is presented:

	Years Ended December 31,

	2004		2003		2002

		Weighted-		Weighted-		Weighted-
		Average		Average		Average
	Number of	Exercise	Number of	Exercise	Number of	Exercise
	Shares	Price	Shares	Price	Shares	Price

	(In thousands, except per share amounts)
Outstanding at beginning of year	69,074	$38.38	72,356	$37.85	59,621	$45.09
Granted	10,737	$26.73	8,447	$26.86	25,901	$19.50
Assumed in business combinations	1,224	$1.79	4,005	$18.98	—	$—
Exercised	(5,758)	$14.52	(10,347)	$14.32	(6,086)	$9.14
Forfeited	(10,351)	$47.54	(5,387)	$45.05	(7,080)	$56.41

Outstanding at end of year	64,926	$36.87	69,074	$38.38	72,356	$37.85

Options exercisable at end of year	41,735		38,143		31,786

Weighted-average fair value of options granted during the year	$11.98		$16.74		$13.92

      The following table summarizes information about stock options outstanding at December 31, 2004:

	Options Outstanding
				Options Exercisable
		Weighted-
	Number	Average	Weighted-	Number	Weighted-
	Outstanding at	Remaining	Average	Exercisable at	Average
	December 31,	Contractual	Exercise	December 31,	Exercise
Range of Exercise Prices	2004	Life	Price	2004	Price

	(In thousands, except per share amounts)
$0.04 - $15.59	6,436	4.96	$6.91	4,602	$7.23
$15.69 - $16.26	11,482	7.78	$16.25	5,397	$16.25
$16.36 - $22.23	8,639	6.66	$19.06	5,072	$19.41
$22.25 - $28.72	10,016	7.22	$26.97	5,884	$27.26
$28.95 - $35.24	8,119	8.65	$32.42	2,716	$32.09
$35.47 - $53.39	8,205	6.73	$40.07	6,215	$40.53
$54.67 - $97.00	8,449	5.80	$85.81	8,286	$86.09
$97.61 - $134.17	3,580	5.43	$114.85	3,563	$114.83

$0.04 - $134.17	64,926	6.85	$36.87	41,735	$44.12

VERITAS SOFTWARE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Employee Stock Purchase Plan

      During 2004, the Company had two employee stock purchase plans (the “Purchase Plans”): the 2002 Employee Stock Purchase Plan (the “2002 Purchase Plan”) and the 2002 International Employee Stock Purchase Plan (the “International Purchase Plan”), which is a subplan of the 2002 Purchase Plan. Under the Purchase Plans, the Company is authorized to issue up to 23.1 million shares of common stock to its full-time employees, nearly all of whom are eligible to participate. The employees participating in the Purchase Plans can choose to have up to 10% of their wages withheld to purchase the Company’s common stock. The Purchase Plans consist of two-year offerings with four 6-month purchase periods in each offering period. The purchase price of the stock is 85% of the lower of the subscription date fair market value or the end of the purchase period fair market value.

      The number of eligible employees that participated in the Purchase Plans was 4,366 in 2004, 3,745 in 2003 and 3,682 in 2002. Under the Purchase Plans, the Company issued 2.5 million shares to employees in 2004, 2.1 million in 2003 and 1.5 million in 2002. The weighted-average purchase price of these shares was $15.43 in 2004, $15.03 in 2003 and $20.79 in 2002.

Note 18.	Income Taxes

      Income before income taxes and cumulative effect of change in accounting principle consisted of:

	Years Ended December 31,

	2004	2003	2002

	(In thousands)
United States	$393,534	$292,914	$84,646
International	195,775	99,051	44,392

Total	$589,309	$391,965	$129,038

      The provision for income taxes consisted of the following:

	Years Ended December 31,

	2004	2003	2002

	(In thousands)
Federal
Current	$117,689	$(15,252)	$47,234
Deferred	38,343	27,502	981
State
Current	21,559	2,440	31,693
Deferred	(6,911)	8,781	(24,254)
Foreign
Current	11,456	14,292	10,134
Deferred	(4,238)	480	4,984

Total	$177,898	$38,243	$70,772

      The tax benefits associated with employee stock option and employee stock purchase plan activity reduced taxes currently payable by $45.5 million for 2004, $38.3 million for 2003 and $19.6 million for 2002.

VERITAS SOFTWARE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The provision for income taxes differed from the amount computed by applying the federal statutory rate as follows:

	Years Ended
	December 31,

	2004	2003	2002

Federal tax at statutory rate	35.0%	35.0%	35.0%
State taxes	1.6	1.9	3.7
Impact of foreign taxes	(6.0)	(4.4)	(6.3)
In-process research and development charges	—	1.7	—
Tax effect of foreign loss (income) related to the restructuring costs	(0.5)	—	11.3
Tax benefit of losses on strategic investments	(0.1)	0.3	11.7
Tax credits	(0.3)	(0.5)	—
Changes in merger related tax liabilities and benefits, principally related to Seagate	(0.2)	(25.4)	(4.9)
Non-deductible expenses and other	0.7	1.2	4.3

Total	30.2%	9.8%	54.8%

      Significant components of the Company’s deferred tax assets are as follows:

	December 31,

	2004	2003

	(In thousands)
Deferred tax assets:
Net operating loss carryforwards	$75,600	$69,084
Deferred revenue and accruals not currently deductible	65,757	57,710
Acquired intangibles	3,215	14,605
Tax credit carryforwards	32,155	52,222
Other	34,693	36,076

	211,420	229,697
Valuation allowance	(68,952)	(87,890)

Net deferred tax assets	142,468	141,807
Deferred tax liabilities:
Acquired intangibles	(21,346)	(42,005)

Net deferred tax assets	$121,122	$99,802

      As of December 31, 2002, deferred and other income taxes payable recorded in connection with the Seagate transaction totaled $134.4 million and related to certain tax liabilities that the Company expected to pay, other current assets included $21.3 million of indemnification receivable from SAC and other non-current assets included $18.0 million of indemnification receivable from SAC. Certain of Seagate’s federal and state tax returns for various fiscal years were under examination by taxing authorities. On March 15, 2004, the Company was notified that the federal tax audits for all periods ended with the date of the transaction had been completed and all tax liabilities had been settled, which resulted in a net federal tax refund, which the Company distributed to a trust for the benefit of the former Seagate stockholders. Accordingly, the Company reversed the indemnification receivable of $39.3 million and income taxes payable of $134.4 million, resulting in a net income tax benefit of $95.1 million. The benefit was recorded as a credit to income tax expense for the year ended December 31, 2003.

VERITAS SOFTWARE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The valuation allowance decreased by $18.9 million in 2004 and increased by $7.8 million in 2003. The valuation allowance has been established due to uncertainties related to the Company’s ability to generate sufficient taxable income in specific geographical and jurisdictional locations, the Company’s future taxable income from capital gains and net operating losses from acquired companies that may be subject to significant annual limitation under certain provisions of the Internal Revenue Code.

      As of December 31, 2004, the Company had federal tax loss carryforwards of approximately $145.7 million (related to acquisitions) and federal tax credit carryforwards of approximately $2.2 million. The federal tax loss carryforwards will expire in 2005 through 2023, and federal tax credit carryforwards will expire in 2005 through 2024, if not utilized. The Company had state tax loss carryforwards in multiple jurisdictions with various expiration dates. The Company had state tax credit carryforwards of approximately $46.1 million, substantially all of which may be carried forward indefinitely. Because of the change in ownership provisions of the Internal Revenue Code, a portion of the Company’s net operating loss and tax credit carryforwards may be subject to annual limitation, which may result in the expiration of net operating loss and tax credit carryforwards before utilization. In addition, the Company had foreign net operating loss carryforwards of approximately $32.3 million that may be carried forward indefinitely.

      As of December 31, 2004, the Company believes that it is more likely than not that the results of future operations will generate sufficient taxable income to realize the net deferred tax assets.

      On October 22, 2004, the American Jobs Creation Act (“the AJCA”) was signed into law. The AJCA includes a deduction of 85% of certain foreign earnings that are repatriated, as defined in the AJCA. The Company may elect to apply this provision to qualifying earnings repatriations in either the year ended December 31, 2004 or 2005. The Company has not elected to apply the provision for the year ended December 31, 2004.

      The Company has started an evaluation of the effects of the repatriation provision; however, the Company does not expect to be able to complete this evaluation until after Congress or the Treasury Department provide additional clarifying language on key elements of the provision. In January 2005, the Treasury Department began to issue the first of a series of clarifying guidance documents related to this provision. The Company expects to complete its evaluation of the effects of the repatriation provision within a reasonable period of time following the publication of the additional clarifying language.

      Based on the amount of eligible foreign earnings as of December 31, 2004, the range of possible amounts that the Company is considering for repatriation under this provision is between zero and $359 million. The related potential range of income tax that would be payable as a result of the repatriation is between zero and $30 million.

      The Company has not provided federal or state income taxes on approximately $359 million of cumulative unremitted foreign earnings of certain of its international subsidiaries as of December 31, 2004, since it intends to indefinitely reinvest such earnings. As of December 31, 2004, the unrecognized deferred tax liability with respect to such earnings was approximately $81 million.

      The Company has been notified by the Internal Revenue Service of its intention to examine the Company’s federal income tax return for the year ended December 31, 2000. The Company has ongoing tax audits in a number of jurisdictions in which it does business.

VERITAS SOFTWARE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 19.	Net Income Per Share

      The following table sets forth the computation of basic and diluted net income per share:

	Years Ended December 31,

	2004	2003	2002

	(In thousands, except
	per share amounts)
Numerator:
Net income	$411,411	$347,473	$58,266
Denominator:
Denominator for basic net income per share — weighted-average shares	429,873	420,754	409,523
Potential common shares	9,093	13,692	9,436

Denominator for diluted net income per share	438,966	434,446	418,959

Basic net income per share	$0.96	$0.83	$0.14

Diluted net income per share	$0.94	$0.80	$0.14

      For the years ended December 31, 2004, 2003 and 2002, potential common shares consist of employee stock options using the treasury stock method. The following table sets forth the potential common shares that were excluded from the net income per share computations:

	Years Ended December 31,

	2004	2003	2002

	(In thousands)
Employee stock options outstanding(1)	40,246	32,877	36,243
5.25% convertible subordinated notes	—	—	6,695
1.856% convertible subordinated notes	—	—	12,981
0.25% convertible subordinated notes(2)	11,274	11,274	—

(1)	These employee stock options were excluded from the computation of diluted net income per share because the exercise price was greater than the average market price of the Company’s common stock during the period, and therefore the effect is antidilutive.

(2)	Potential common shares related to the Company’s 0.25% convertible subordinated notes were excluded from the computation of diluted net income per share because the effective conversion price was higher than the average market price of the Company’s common stock during the period, and therefore the effect is antidilutive.

      The weighted average exercise prices of employee stock options with exercise prices exceeding the average fair value of the Company’s common stock was $55.05, $63.58 and $64.59 per share for the years ended December 31, 2004, 2003 and 2002, respectively.

Note 20.	Segment Information

      The Company operates in one segment, storage and infrastructure software solutions. The Company’s products and services are sold throughout the world, both directly to end-users and through a variety of indirect sales channels. The Company’s chief operating decision maker, the chief executive officer, evaluates the performance of the Company based upon stand-alone revenue of product channels and the geographic regions of the segment and does not receive discrete financial information about asset allocation, expense allocation or profitability from the Company’s storage products or services.

VERITAS SOFTWARE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Geographic Information:

	Years Ended December 31,

	2004	2003	2002

	(In thousands)
User license fees(1):
United States	$619,334	$650,375	$620,566
Europe(2)	408,499	301,056	242,020
Other(3)	163,236	141,300	124,207

Total	1,191,069	1,092,731	986,793

Services(1):
United States	569,638	463,262	396,150
Europe(2)	201,248	134,594	88,322
Other(3)	79,919	56,500	34,733

Total	850,805	654,356	519,205

Total net revenue	$2,041,874	$1,747,087	$1,505,998

	December 31,

	2004	2003	2002

	(In thousands)
Long-lived assets(4):
United States	$1,954,158	$1,902,181	$1,418,730
Europe(2)	719,290	483,315	55,049
Other(3)	11,880	13,723	13,137

Total	2,685,328	2,399,219	1,486,916
Other assets, including current	3,203,231	2,949,247	2,712,419

Total consolidated assets	$5,888,559	$5,348,466	$4,199,335

(1)	License and services revenues are attributed to geographic regions based on location of customers.

(2)	Europe includes the Middle East and Africa.

(3)	Other consists of Canada, Latin America, Japan and the Asia Pacific region.

(4)	Long-lived assets include all long-term assets except those specifically excluded under SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information, such as deferred income taxes and financial instruments.

      In 2004, 2003 and 2002, no end-user customer accounted for more than 10% of the Company’s net revenue. In 2004 and 2003, no distributor accounted for more than 10% of the Company’s total net revenue. In 2002, a distributor that sells the Company’s products and services through resellers, accounted for 11% of the Company’s total net revenue.

User License Fees Information

      The Company markets and distributes its software products both as stand-alone software products and as integrated product suites, also referenced as application solutions. The Company derives its user license fees from the licensing of its technology, segregated into three product areas: Data Protection, which include its NetBackup, Backup Exec and Enterprise Vault product families; Storage Management, which

VERITAS SOFTWARE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

includes its Storage Foundation, Replicator and storage resource management product families; and Utility Computing Infrastructure, which includes its Cluster Server, CommandCentral, OpForce and i(3) product families. User license fees by product area were as follows:

	Years Ended December 31,

	2004	2003	2002

	(In millions)
User license fees:
Data protection	$660.1	$624.7	$599.0
Storage management	298.7	264.8	251.5
Utility computing infrastructure	232.3	203.2	136.3

Total user license fees	$1,191.1	$1,092.7	$986.8